Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

VICTORIA DIVISION

)
In re:	)	Chapter 11
)
SEADRILL LIMITED, et al.,[1]	)	Case No. 17-60079 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

SECOND AMENDED JOINT CHAPTER 11 PLAN (AS MODIFIED)

OF REORGANIZATION OF SEADRILL LIMITED AND ITS DEBTOR

AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Patricia B. Tomasco (TX Bar No. 01797600)	KIRKLAND & ELLIS INTERNATIONAL LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	Anna G. Rotman, P.C. (TX Bar No. 24099361)
1401 McKinney Street, Suite 19010	Brian E. Schartz (TX Bar No. 24046761)
Houston, Texas 77010	609 Main Street
Telephone: (713) 752-4284	Houston, Texas 77002
Facsimile: (713) 308-4184	Telephone: (713) 836-3600
Email: ptomasco@jw.com	Facsimile: (713) 836-3601
mcavenaugh@jw.com	Email: anna.rotman@kirkland.com brian.schartz@kirkland.com

-and-	-and-

Jennifer F. Wertz (TX Bar No. 24072822)	James H.M. Sprayregen, P.C.
100 Congress Avenue, Suite 1100	(admitted pro hac vice)
Austin, Texas 78701	Anup Sathy, P.C.(admitted pro hac vice)
Telephone: (512) 236-2247	Ross M. Kwasteniet, P.C. (admitted pro hac vice)
Facsimile: (512) 391-2147	Adam C. Paul (admitted pro hac vice)
Email: jwertz@jw.com	300 North LaSalle Street
Chicago, Illinois 60654
Co-Counsel to the Debtors	Telephone: (312) 862-2000
and Debtors in Possession	Facsimile: (312) 862-2200
Email: james.sprayregen@kirkland.com
anup.sathy@kirkland.com
ross.kwasteniet@kirkland.com
adam.paul@kirkland.com

Co-Counsel to the Debtors
and Debtors in Possession

[1]	Due to the large number of Debtors in these chapter 11 cases, for which joint administration has been granted, a complete list of the Debtors and the last four digits of their tax identification, registration, or like numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at http://cases.primeclerk.com/Seadrill. The location of Debtor Seadrill Americas, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 11025 Equity Drive, Suite 150, Houston, Texas 77041.

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ARTICLE V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		49
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	49
B.	Indemnification Obligations	50
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	50
D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	51
E.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	51
F.	Insurance Policies	51
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	51
H.	Reservation of Rights	52
I.	Nonoccurrence of Effective Date	52
J.	Contracts and Leases Entered into after the Petition Date	52

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		52
A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date	52
B.	Rights and Powers of Distribution Agent	53
C.	Special Rules for Distributions to Holders of Disputed Claims and Interests	53
D.	Delivery of Distributions	53
E.	Claims Paid or Payable by Third Parties	55
F.	Setoffs	56
G.	Allocation between Principal and Accrued Interest	56
H.	Minimum Distributions	56

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS		56
A.	Disputed Claims Process	56
B.	Disputed and Contingent Claims Reserve	57
C.	Claims Administration Responsibilities	57
D.	Estimation of Claims	57
E.	Time to File Objections to Claims	57
F.	Adjustment to Claims without Objection	57
G.	No Interest	58
H.	Disallowance of Claims and Interests	58
I.	Single Satisfaction Rule	58

ARTICLE VIII EFFECT OF CONFIRMATION OF THE PLAN		58
A.	Discharge of Claims and Termination of Interests	58
B.	Releases by the Debtors	58
C.	Releases by Holders of Claims and Interests	59
D.	Exculpation	59
E.	Injunction	60
F.	Protection against Discriminatory Treatment	60
G.	Recoupment	60
H.	Document Retention	60
I.	Reimbursement or Contribution	60
J.	Release of Liens	61

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		61
A.	Conditions Precedent to the Effective Date	61
B.	Waiver of Conditions Precedent	62
C.	Effect of Non-Occurrence of Conditions to Consummation	62

ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		62
A.	Modification of Plan	62
B.	Effect of Confirmation on Modifications	62
C.	Withdrawal of Plan	62

ARTICLE XI RETENTION OF JURISDICTION		63

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ARTICLE XII MISCELLANEOUS PROVISIONS		64
A.	Immediate Binding Effect	64
B.	Additional Documents	64
C.	Payment of Statutory Fees	65
D.	Statutory Committee and Cessation of Fee and Expense Payment	65
E.	Reservation of Rights	65
F.	Successors and Assigns	65
G.	Service of Documents	65
H.	Term of Injunctions or Stays	66
I.	Entire Agreement	66
J.	Plan Supplement	66
K.	Non-Severability	67
L.	Votes Solicited in Good Faith	67
M.	Closing of Chapter 11 Cases	67
N.	Waiver or Estoppel	67
O.	Creditor Default	67

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INTRODUCTION

Seadrill Limited and its affiliated Debtors in the above-captioned chapter 11 cases jointly propose this Plan. Capitalized terms used in the Plan shall have the meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, the Restructuring Transactions, and certain related matters.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.    Defined Terms

1.    “Accredited Investor” has the meaning given to such term in Rule 501 of Regulation D promulgated under the Securities Act.

2.    “Ad Hoc Group” means the ad hoc group of beneficial holders, or investment advisors or managers of beneficial holders, of Unsecured Notes represented by Stroock & Stroock & Lavan LLP.

3.    “Additional Commitment Parties” means the funds and/or accounts that are managed, advised or sub-advised by each of Fintech Advisory Inc. and Asia Research & Capital Management, including any respective successors or assigns (including any transferee of a transfer made pursuant to Section 2.6(a) of the Investment Agreement), that are signatories to the Investment Agreement.

4.    “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

5.    “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

6.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were a Debtor.

7.    “Agents” means, collectively, each facility agent or collateral agent under any of the Prepetition Credit Facilities, including any successors thereto.

8.    “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date (or such other date as agreed by the Debtors pursuant to the Bar Date Order) or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no

Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided, that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.

9.    “Amended Credit Agreements” means, collectively, the following agreements, forms of which shall be consistent with the Credit Facility Term Sheet, and included in the Plan Supplement:

(a)	the amended and restated Prepetition $300MM Credit Agreement (the “Amended $300MM Credit Agreement”);

(b)	the amended and restated Prepetition AOD Credit Agreement (the “Amended AOD Credit Agreement”);

(c)	the amended and restated Prepetition $400MM Credit Agreement (the “Amended $400MM Credit Agreement”);

(d)	the amended and restated Prepetition $440MM Credit Agreement (the “Amended $440MM Credit Agreement”);

(e)	the amended and restated Prepetition $450MM Credit Agreement (the “Amended $450MM Eminence Credit Agreement”);

(f)	the amended and restated Prepetition $450MM Nordea Credit Agreement (the “Amended $450MM Nordea Credit Agreement”);

(g)	the amended and restated Prepetition $483MM Credit Agreement (the “Amended $483MM Credit Agreement”);

(h)	the amended and restated Prepetition $950MM Credit Agreement (the “Amended $950MM Credit Agreement”);

(i)	the amended and restated Prepetition $1.35B Credit Agreement (the “Amended $1.35B Credit Agreement”);

(j)	the amended and restated Prepetition $1.5B Credit Agreement (the “Amended $1.5B Credit Agreement”);

(k)	the amended and restated Prepetition Sevan Credit Agreement (the “Amended Sevan Credit Agreement”); and

(l)	the amended and restated Prepetition NADL Credit Agreement (the “Amended NADL Credit Agreement”).

10.    “Amended Credit Facilities” means, collectively, each amended Prepetition Credit Facility entered into pursuant to the applicable Amended Credit Agreement in accordance with the Plan.

11.    “Amended Finance Documents” means, collectively, all related agreements, indentures, documents (including security, collateral, or pledge agreements or documents), mortgages, or instruments to be executed or delivered in connection with the Amended Credit Facilities, the Amended SFL Charters, and the Amended Guarantee Facility.

12.    “Amended Guarantee Facility” means a Guarantee Facility after the Effective Date, entered into as modified pursuant to the amended and restated Guarantee Facility documents to be included in the Plan Supplement, which modifications shall include (a) release of all non-Cash collateral securing the Guarantee Facility, including pledges of shares in Archer and NADL held by Seadrill Limited, and (b) increase of the existing Cash collateral to meet the requirement for security valued at least 150% of the MOF+ Overdraft Limit, as set out in clause 7.2 of the Prepetition Cash Management Agreement.

13.    “Amended SFL Charters” means, collectively, the new head-charter or sub-charter agreements, the form of which shall be consistent with the SFL Term Sheet and included in the Plan Supplement, to be executed by the applicable Reorganized Debtor on the Effective Date in full satisfaction of the SFL Claims under each applicable Prepetition SFL Charter.

14.    “Assumed Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases that will be assumed by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement; provided, that such list shall be reasonably acceptable to the Required Consenting Parties and the Committee.

15.    “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code or other similar or related state or federal statutes and common law.

16.    “Bank CoCom” means, solely in their capacities as such, the members of the coordinating committee of financial institutions appointed pursuant to that certain coordinator letter dated April 20, 2016 between Seadrill Limited and the Coordinators (as defined therein), as amended, amended and restated, supplemented, or otherwise modified from time to time, that hold Credit Agreement Claims, which is constituted by ABN AMRO Bank N.V., Citibank, Europe PLC UK Branch, Danske Bank A/S, DNB Bank ASA; ING Bank N.V., Nordea Bank AB London Branch, Garantiinstituttet for Eksportkreditt, and Skandinaviska Enskilda Banken AB (publ).

17.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

18.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Victoria Division or such other court having jurisdiction over the Chapter 11 Cases.

19.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

20.    “Bar Date Order” means the Amended Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment under Section 503(B)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(B)(9) Requests, and (IV) Approving Notice of Bar Dates [Docket No. 835].

21.    “Barclays” means Distressed Trading Desk of Barclays Bank PLC.

22.    “Bermuda Court” means the Supreme Court of Bermuda.

23.    “Bermuda Dissolution Proceedings” means the liquidation proceedings under Bermuda law under which Reorganized Seadrill, Reorganized NADL, and Reorganized Sevan will be wound up and dissolved.

24.    “Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

25.    “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

26.    “Cash Collateral Order” means the Final Order (I) Authorizing the Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 310].

27.    “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to Claims or Interests; (d) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any state or foreign law fraudulent transfer or similar claim.

28.    “Centerbridge” means Centerbridge Credit Partners L.P. and certain of its Affiliates.

29.    “Certificate” means any instrument evidencing a Claim or an Interest.

30.    “Certified Non-Eligible Holder” means a holder of an Allowed General Unsecured Claim against Seadrill Limited, NADL, or Sevan that: (a) certifies, under penalty of perjury, that is is not an Equity Eligible Holder and/or not a Note Eligible Holder; and (b) and timely submits such certification in accordance with the Rights Offering Procedures.

31.    “Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court pursuant to the Order (i) Directing Joint Administration of Chapter 11 Cases and (ii) Granting Related Relief [Docket No. 40].

32.    “Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code.

33.    “Claims Bar Date” means the applicable bar date by which Proofs of Claim must be Filed, as established by: (a) the Bar Date Order; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

34.    “Claims Register” means the official register of Claims against the Debtors maintained by the Clerk of the Bankruptcy Court or the Notice and Claims Agent.

35.    “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

36.    “Commitment Parties” means holders of commitments under the Investment Agreement that have executed and delivered counterpart signature pages, solely in their capacities as such, including any respective successors or assigns (including any transferee of a transfer made pursuant to Section 2.6(a) of the Investment Agreement), all as provided in the Investment Agreement. For the avoidance of doubt, the Commitment Parties comprise the Initial Commitment Parties and the New Commitment Parties.

37.    “Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to the Notice of Appointment of Creditors’ Committee [Docket No. 175], as may be reconstituted from time to time.

38.    “Committee Letter” means the letter from the Committee to holders of General Unsecured Claims that may be included with the Plan solicitation materials recommending that such holders vote to accept the Plan.

39.    “Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

40.    “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

41.    “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

42.    “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Required Consenting Parties and the Committee.

43.    “Consenting Lenders” means the lenders holding Credit Agreement Claims that are or become parties to the RSA, solely in their capacity as such.

44.    “Consenting Noteholders” means the holders or investment advisors or managers of discretionary accounts that hold Unsecured Note Claims and are or become parties to the RSA, solely in their capacity as such.

45.    “Consenting Stakeholders” means any party (other than the “Company Parties” as defined therein) to the RSA and/or Investment Agreement, each solely in their capacity as such, including: (a) the Consenting Lenders; (b) the Consenting Noteholders; (c) the Commitment Parties; (d) Hemen; and (e) SFL.

46.    “Consolidated Subsidiaries” means, collectively: (a) any Entity that Seadrill Limited has a greater than 50 percent direct or indirect ownership in; (b) Seadrill Nigeria Operations Ltd.; and (c) Seadrill Nigeria Deepwater Contracting Ltd.

47.    “Consummation” means the occurrence of the Effective Date.

48.    “Credit Agreement Claim” means any Claim arising under a Prepetition Credit Agreement or the Prepetition Finance Documents corresponding to that Prepetition Credit Agreement, including Claims based on a Debtor’s guarantee of obligations thereunder, but excluding any Claim arising under any of the Seabras Sapura Agreements.

49.    “Credit Facility Lenders” means the lenders that hold Credit Agreement Claims.

50.    “Credit Facility Term Sheet” means the Credit Facility Term Sheet attached as Annex 3 to Exhibit A to the RSA.

51.    “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

52.    “Currency Swap Claim” means any Claim arising under or derived from the Currency Swaps, as of the Petition Date.

53.    “Currency Swaps” means, collectively, each currency swap entered into before the Petition Date by Seadrill Limited or NADL, as applicable.

54.    “Customer Contracts” means the Debtors’ drilling contracts and other agreements with customers of the Debtors and their Affiliates, including guarantees by the Debtors of other Entities’ performance under such contracts.

55.    “Debtors” means, collectively, each Entity listed on Exhibit A attached hereto.

56.    “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in the Plan (as amended, modified, or supplemented from time to time), including: (a) the Plan (and all exhibits and other documents and instruments related thereto); (b) the RSA (including the “Definitive Documents” as defined therein); (c) the Investment Agreement (including the “Definitive Documents” as defined in therein); (d) the Rights Offering Procedures; (e) the Plan Supplement; (f) the Disclosure Statement; (g) the Solicitation Procedures; (h) the Disclosure Statement Order; (i) the Amended SFL Charters; (j) the Amended Finance Documents; and (k) the Confirmation Order, which shall be in each case in form and substance reasonably acceptable to the Required Consenting Parties and the Committee. The Debtors and the Required Consenting Parties may consult as to the form of the Committee Letter.

57.    “Description of Transaction Steps” means the description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan and as set forth in the Plan Supplement.

58.    “Disclosure Statement” means the Disclosure Statement Relating to the Second Amended Joint Chapter 11 Plan of Reorganization, dated as of February 26, 2018, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

59.    “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and solicitation procedures with respect to the Plan, including the Rights Offering Procedures [Docket No. 1015].

60.    “Disputed” means a Claim or an Interest or any portion thereof: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

61.    “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan; provided, however, that (a) all distributions on account of Unsecured Notes Claims shall be made by or at the direction of the respective Indenture Trustee for distribution in accordance with the applicable indenture or bond agreement, (b) all distributions on account of Credit Agreement Claims shall be made by the entry into effect of the Amended Credit Agreements in accordance with the applicable amendment and restatement agreements and Article IV.H of the Plan, and (c) all distributions on account of Guarantee Facility Claims shall be made by the entry into effect of the Amended Guarantee Facility in accordance with its terms (or the terms of any applicable amendment and restatement agreement) and Article IV.I of the Plan.

62.    “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims entitled to receive distributions under the Plan; provided, however, that (a) all distributions on account of Unsecured Notes Claims shall be made by or at the direction of the respective Indenture Trustee for distribution in accordance with the applicable indenture or bond agreement, (b) all distributions on account of Credit Agreement Claims shall be made by the entry into effect of the Amended Credit Agreements in accordance with the applicable amendment and restatement agreements and Article IV.H of the Plan, and (c) all distributions on account of Guarantee Facility Claims shall be made by the entry into effect of the Amended Guarantee Facility in accordance with its terms (or the terms of any applicable amendment and restatement agreement) and Article IV.I of the Plan.

63.    “DSME” means Daewoo Shipbuilding & Marine Engineering Co., Ltd. in its capacity as counterparty to certain of the Newbuild Contracts.

64.    “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.

65.    “Employee Incentive Plan” means the employee incentive plan which shall be implemented by the Reorganized Debtors, which will (a) reserve an aggregate of 10 percent of the New Seadrill Common Shares, on a fully diluted, fully distributed basis, for grants made from time to time to employees of the Reorganized Debtors; and (b) otherwise contain terms and conditions (including with respect to participants, allocation, structure, and timing of issuance) generally consistent with those prevailing in the market at the discretion of the board of directors of New Seadrill. Unless otherwise agreed between the Debtors and the Required Commitment Parties, such terms and conditions, including the amount and terms and condition of initial grants, shall be set forth in a term sheet for the Employee Incentive Plan, in form and substance reasonably satisfactory to the Debtors and the Required Commitment Parties and shall be included in the Plan Supplement. The Debtors shall consult with the Committee regarding the terms and conditions of the Employee Incentive Plan.

66.    “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

67.    “Equity Eligible Holder” means an Entity that: (a) a U.S. Person; or (b) is a Qualified Investor that is not a U.S. Person.

68.    “Equity Recovery” means, if applicable, a Pro Rata share of 2 percent of the New Seadrill Common Shares distributed to Class B4 and Class B5, subject to dilution by the Employee Incentive Plan and the Primary Structuring Fee.

69.    “Equity Rights” means, if applicable, the opportunity to participate in the Equity Rights Offering.

70.    “Equity Rights Offering” means, the offering to purchase New Seadrill Common Shares in the aggregate amount of $48.1 million offered on a Pro Rata basis to Eligible Holders of Allowed Claims in Class B3, Class D3, and Class F3 in accordance with the Rights Offering Procedures and the Investment Agreement.

71.    “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

72.    “EU Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State.

73.    “Excess New Seadrill Common Shares” means an amount of New Seadrill Common Shares consisting of the New Seadrill Common Shares that constitute the Equity Recovery and will not otherwise be distributed to holders of Claims and Interests in accordance with Article III of the Plan.

74.    “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Committee and each of its members; (c) the Provisional Liquidators; and (d) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders (including Hemen Holding Ltd. and regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

75.    “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

76.    “Extinguished” means the extinguishment of economic interests pursuant to Bermuda law.

77.    “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent or the Bankruptcy Court.

78.    “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

79.    “Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified or amended, that is not stayed, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

80.    “General Unsecured Claim” means any unsecured Claim against a Debtor that is not: (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Claim; (c) a Credit Agreement Claim; (d) a Guarantee Facility Claim; (e) an Intercompany Claim; (f) a Claim under section 510(b) of the Bankruptcy Code; (g) a NADL Revolving Loan Claim; (h) an Other Priority Claim; (i) an Other Secured Claim; (j) a Priority Tax Claim; (k) a Professional Fee Claim; (l) a Secured Tax Claim; or (m) a Sevan Second Lien Claim.

81.    “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

82.    “Guarantee Facility” means the $90 million guarantee facility under the Prepetition Cash Management Agreement.

83.    “Guarantee Facility Claim” means any Claim against Seadrill Limited under the Guarantee Facility.

84.    “Hemen” means Hemen Investments Limited, a company incorporated under the laws of Cyprus.

85.    “IHCo” means the new, wholly owned New Seadrill subsidiary to be incorporated under the laws of Bermuda before the Effective Date pursuant to the Plan.

86.    “Indenture Trustees” means, collectively, (a) Computershare Trust Company, N.A. and Computershare Trust Company of Canada, in its capacity as trustee under the indenture governing the NADL 2019 Notes; (b) Deutsche Bank Trust Company Americas, in its capacity as trustee under the indentures governing the Seadrill Limited 2017 Notes and the Seadrill Limited 2020 Notes; and (c) Nordic Trustee AS, in its capacity as trustee under the bond agreements governing the Seadrill Limited NOK Notes, the Seadrill Limited SEK Notes, and the FRN North Atlantic Drilling Limited Bond Issue 2013/2018, and includes their respective paying agents and registrars under each indenture or bond agreement (as applicable).

87.    “Indenture Trustee Fees” means the reasonable and documented compensation, fees, expenses, and disbursements of each of the Indenture Trustees and each paying agent (as applicable) in connection with the Chapter 11 Cases and under each applicable indenture or bond agreement, including without limitation any fees, expenses, and disbursements of attorneys, advisors, or agents retained or utilized by any of the Indenture Trustees in connection with the Chapter 11 Cases.

88.    “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

89.    “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

90.    “Initial Commitment Parties” means the holders of new money commitments under the Investment Agreement that executed and delivered counterpart signature pages on September 12, 2017, solely in their capacities as such, including any respective successors or assigns (including any transferee of a transfer made pursuant to Section 2.6(a) of the Investment Agreement), all as provided in the Investment Agreement.

91.    “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

92.    “Intercompany Claim” means any Claim against a Debtor held by another Debtor or an Affiliate of a Debtor, other than (a) any Claims against a Debtor held by Hemen Holding Ltd. as of the Petition Date, (b) any SFL Claim; (c) the NADL Revolving Loan Claims, and (d) the Sevan Second Lien Claims.

93.    “Intercompany Interest” means any common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement) in a Debtor held by a Debtor or an Affiliate of a Debtor, but excluding, in each case, any Interest in a Debtor held by Hemen Holding Ltd.

94.    “Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement); provided, however, that the term “Interests” shall not include Intercompany Interests.

95.    “Interest Rate Swaps” means, collectively, each interest rate swap entered into before the Petition Date by Seadrill Limited or NADL.

96.    “Interest Rate Swap Claims” means Claims under or derived from the Interest Rate Swaps.

97.    “Interim Compensation Procedures Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 389].

98.    “Investment Agreement” means the Investment Agreement attached as Exhibit B to the RSA, as amended pursuant to that certain First Amendment to Investment Agreement, dated as of October 12, 2017, and that certain Amendment, Assignment and Joinder Agreement in Respect of Investment Agreement, dated February 25, 2018, and as may be further amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

99.    “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

100.    “Liquidation Recovery” means an amount of consideration equal in value to the amount an applicable Claim or Interest would so receive or retain if the applicable Debtor were liquidated under chapter 7 of the Bankruptcy Code as of the Effective Date, as set forth in the liquidation analysis attached to the Disclosure Statement.

101.    “Majority Ad Hoc Group Parties” means the holders of at least a majority of the outstanding principal amount of the Unsecured Notes held by the Ad Hoc Group in the aggregate as of the applicable date of determination.

102.    “NADL” means North Atlantic Drilling Limited, a Bermuda company and the predecessor to Reorganized NADL.

103.    “NADL 2019 Notes” means the 6.25% Senior Notes issued by NADL due 2019.

104.    “NADL 510(b) Claim” means any Claim arising from rescission of a purchase or sale of an equity security of NADL or any of its Debtor subsidiaries for damages arising from the purchase or sale of such an equity security or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

105.    “NADL Guaranteed Unsecured Note Claim” means any Claim against a Debtor under the NADL NOK Notes.

106.    “NADL Interest Rate Swap Claim” means any Interest Rate Swap Claim against NADL.

107.    “NADL NOK Notes” means the FRN North Atlantic Drilling Limited Bond Issue 2013/2018 dated 13 February 2015 (ISIN NO 001 069241.1).

108.    “NADL Non-Guaranteed Unsecured Note Claim” means any Claim arising under the NADL 2019 Notes.

109.    “NADL Revolving Loan Claim” means any Claim held by Seadrill Limited as of the Petition Date arising under the Prepetition NADL Revolving Loan Agreement.

110.    “NADL Unsecured Note Claims” means, collectively, the (a) NADL Guaranteed Unsecured Note Claims and (b) the NADL Non-Guaranteed Unsecured Note Claims.

111.    “New Commitment Party Closing Payment” means Cash in an amount equal to $1 million.

112.    “New Commitment Parties” means Barclays and the members of the Ad Hoc Group, each of which are holders of new money commitments under the Investment Agreement that executed and delivered counterpart signatures pages to that certain Amendment, Assignment and Joinder Agreement in Respect of Investment Agreement, dated February 26, 2018, solely in their capacities as such, including any respective successors or assigns (including any transferee of a transfer made pursuant to Section 2.6(a) of the Investment Agreement), all as provided in the Investment Agreement.

113.    “New NADL” means the new holding company established under the laws of Bermuda on or before the Effective Date for the purpose of carrying out certain transactions under the Plan with respect to NADL.

114.    “New NADL Common Shares” means the new common shares in New NADL issued on the Effective Date.

115.    “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, consistent with the RSA and section 1123(a)(6) of the Bankruptcy Code (as applicable).

116.    “New Seadrill” means the new holding company established under the laws of Bermuda on or before the Effective Date for the purpose of carrying out certain transactions under the Plan with respect to Seadrill Limited.

117.    “New Seadrill Board” means the Board of Directors for New Seadrill.

118.    “New Seadrill Common Shares” means the new common shares in New Seadrill issued on the Effective Date.

119.    “New Secured Notes” means the secured notes to be issued under the New Secured Notes Indenture by NSNCo in the aggregate principal amount of $880 million.

120.    “New Secured Notes Indenture” means the New Secured Notes Indenture substantially on the terms set forth in the New Secured Notes Term Sheet attached as Annex 4 to Exhibit A of the RSA and to be included in the Plan Supplement.

121.    “New Sevan” means the new holding company established under the laws of Bermuda on or before the Effective Date for the purpose of carrying out certain transactions under the Plan with respect to Sevan.

122.    “New Sevan Common Shares” means the new common shares in New Sevan issued on the Effective Date.

123.    “New Shares” means, collectively: (a) New NADL Common Shares; (b) New Seadrill Common Shares; and (c) New Sevan Common Shares.

124.    “Newbuild Cash Settlement” means cash in an amount equal to $17 million, which amount, and no other Cash, shall be used to pay the fees and expenses of third-party advisors to DSME and SHI and other amounts to DSME and SHI. Seven ($7) million of the Newbuild Cash Settlement is allocated for DSME and ten ($10) million of the Newbuild Cash Settlement is allocated for SHI. Payment of expenses incurred by DSME and SHI in the performance of the duties of the Committee (excluding third-party advisor expenses of SHI and DSME) shall continue to be governed by the Interim Compensation Order.

125.    “Newbuild Contracts” means, collectively:

(a)	that certain Contract for the Construction and Delivery of Drillship (Hull No. 3623), dated as of July 12, 2013, as may have been amended from time to time, by and between Seadrill Aquila Ltd. as Buyer and DSME as Builder;

(b)	that certain Contract for the Construction and Delivery of Drillship (Hull No. 3624), dated as of July 12, 2013, as may have been amended from time to time, by and between Seadrill Libra Ltd. as Buyer and DSME as Builder;

(c)	that certain Contract for the Construction and Sale of Drillship Hull No. 2100, dated as of July 12, 2013, as may have been amended from time to time, by and between Seadrill Draco Ltd. and SHI;

(d)	that certain Contract for the Construction and Sale of Drillship Hull No. 2101, dated as of July 12, 2013, as may have been amended from time to time, by and between Seadrill Dorado Ltd. and SHI; and

(e)	any document, contract, agreement, or Executory Contract ancillary to any of the foregoing, including, but not limited to, any guarantee executed by Seadrill Limited of any of the foregoing, letters of confirmation, change orders, variation orders, or letters of credit.

126.     “Newbuild Counterparties” means, collectively, DSME and SHI.

127.    “Newbuild Debtors” means, collectively, Seadrill Aquila Ltd., Seadrill Libra Ltd., Seadrill Draco Ltd., and Seadrill Dorado Ltd.

128.     “Non-Consolidated Entities” means, collectively: (a) Seadrill Partners LLC; (b) Archer Limited; (c) SeaMex Limited; (d) Seabras; (e) Camburi Drilling BV; (f) Itaunas Drilling DV; (g) Sahy Drilling BV; and (h) each of the foregoing entities’ respective direct and indirect subsidiaries.

129.    “Non-Reorganizing Debtor” means a Debtor (if any) designated in accordance with Article III.K of the Plan as not subject to or bound by the Plan. For the avoidance of doubt, any such Debtor shall not be a Reorganized Debtor upon the occurrence of the Effective Date.

130.    “Note Eligible Holder” means an Entity that is: (a) an Accredited Investor and, if that person is in a Relevant Member State, is a “qualified investor” in that Relevant Member State within the meaning of the EU Prospectus Directive; or (b) a Qualified Investor that is not a U.S. Person.

131.    “Note Rights” means, if applicable, the opportunity to participate in the Note Rights Offering.

132.    “Note Rights Offering” means, the offering to purchase up to $119.4 million in aggregate principal amount of the New Secured Notes offered on a Pro Rata basis to holders of Allowed Claims in Class B3, Class D3, and Class F3 in accordance with the Rights Offering Procedures and the Investment Agreement.

133.    “Notice and Claims Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent for the Debtors in the Chapter 11 Cases.

134.    “NSN HoldCo” means each new, wholly owned NSNCo subsidiary that may be formed for the purpose of directly owning Seadrill Limited’s prepetition Interests in certain of the Non-Consolidated Entities or directly holding certain receivables as set forth more fully in the Description of Transaction Steps.

135.    “NSNCo” means the new, wholly owned IHCo subsidiary incorporated under the laws of Bermuda pursuant to the Plan as an intermediate holding company for the purpose of issuing the New Secured Notes as set forth more fully in the Description of the Transaction Steps.

136.    “Other NADL Debtors” means, collectively, each Debtor that is a direct or indirect wholly owned subsidiary of NADL.

137.    “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

138.    “Other Seadrill Debtors” means, collectively, Seadrill Nigeria Operations Ltd, Seadrill Jupiter Ltd., and each Debtor that is a direct or indirect wholly owned subsidiary of Seadrill Limited. For the avoidance of doubt, NADL, the Other NADL Debtors, Sevan, and the Other Sevan Debtors are not Other Seadrill Debtors.

139.    “Other Secured Claim” means any Secured Claim against any of the Debtors, other than a Credit Agreement Claim, a Guarantee Facility Claim, or a Sevan Second Lien Claim, including any Secured Tax Claim.

140.    “Other Sevan Debtors” means, collectively, each Debtor that is a direct or indirect wholly owned subsidiary of Sevan.

141.    “Permitted Transferee” means, with respect to a Consenting Stakeholder Transferring ownership of a Claim or Interest, (a) any transferee of a Claim or Interest that (i) executes and delivers to counsel for the Debtors, at or before the time of the proposed Transfer, an executed form of the transfer agreement attached as Exhibit D to the RSA or (ii) is a Consenting Stakeholder or (b) any transferee of a Claim or Interest other than a Credit Agreement Claim that is (i) a “qualified institutional buyer” as defined under Rule 144A promulgated by the Securities Act, (ii) a non-U.S. Person in an “offshore transaction” as defined in Regulation S under the Securities Act, (iii) an Accredited Investor, or (iv) a Consenting Stakeholder.

142.    “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

143.    “Petition Date” means September 12, 2017, the date on which the Chapter 11 Cases were commenced.

144.    “Plan” means this chapter 11 plan, as altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.

145.    “Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be Filed by the Debtors, to the extent reasonably practicable, no later than 14 days before the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth on the exhibits attached hereto, where applicable. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date; provided that such amendments are consistent with the Plan, the Confirmation Order, the RSA, and the Investment Agreement, and the exhibits attached thereto.

146.    “Prepetition Cash Management Agreement” means the Amended and Restated Group Cash Management Agreement, dated March 6, 2013, between Seadrill Limited, as customer, and Danske Bank, as bank.

147.    “Prepetition Credit Agreements” means, collectively (in each case, as amended or modified):

(a)	the $300 million senior secured credit facility agreement, originally dated July 16, 2013, between, among others, Seadrill Limited as borrower and DNB Bank ASA as agent (the “Prepetition $300MM Credit Agreement”);

(b)	the $360 million senior secured credit facility agreement, originally dated April 9, 2013, between, among others, Asia Offshore Rig 1 Limited, Asia Offshore Rig 2 Limited and Asia Offshore Rig 3 Limited as borrowers and ABN AMRO Bank N.V. as agent (the “Prepetition AOD Credit Agreement”);

(c)	the $400 million senior secured credit facility agreement, originally dated December 8, 2011, between, among others, Seadrill Limited as borrower and Nordea Bank Norge ASA as agent (the “Prepetition $400MM Credit Agreement”);

(d)	the $440 million secured credit facility agreement, originally dated December 4, 2012, between, among others, Seadrill Limited as borrower and Citibank Europe Plc, UK Branch as agent (the “Prepetition $440MM Credit Agreement”);

(e)	the $450 million senior secured credit facility agreement, originally dated December 13, 2013, between, among others, Seadrill Eminence Limited as borrower and Danske Bank A/S as agent (the “Prepetition $450MM Eminence Credit Agreement”);

(f)	the $450 million senior secured credit facility agreement, originally dated August 26, 2015, between, among others, Seadrill Limited as borrower and Nordea Bank AB, London Branch as agent (the “Prepetition $450MM Nordea Credit Agreement”);

(g)	the $483,333,333 senior secured credit facility agreement, originally dated March 20, 2013, between, among others, Seadrill Tellus Ltd. as borrower and ING Bank N.V. as agent (the “Prepetition $483MM Credit Agreement”);

(h)	the $950 million senior secured credit facility agreement, originally dated January 26, 2015, between, among others, Seadrill Limited as borrower and Nordea Bank AB, London Branch as agent (the “Prepetition $950MM Credit Agreement”);

(i)	the $1.35 billion senior secured credit facility agreement, originally dated August 26, 2014, between, among others, Seadrill Limited as borrower and DNB Bank ASA as agent (the “Prepetition $1.35B Credit Agreement”);

(j)	the $1.5 billion senior secured credit facility agreement, originally dated July 30, 2014, between, among others, Seadrill Neptune Hungary Kft, Seadrill Saturn Ltd and Seadrill Jupiter Ltd as borrowers and Nordea Bank AB, London Branch as agent (the “Prepetition $1.5B Credit Agreement”);

(k)	the $1.75 billion senior secured credit facility agreement, originally dated September 30, 2013, between, among others, various subsidiaries of Sevan as borrowers and ING Bank N.V. as agent (the “Prepetition Sevan Credit Agreement”); and

(l)	the $2.0 billion senior secured credit facility agreement, originally dated April 15, 2011, between, among others, NADL as borrower and DNB Bank ASA as agent (the “Prepetition NADL Credit Agreement”).

148.    “Prepetition Credit Facilities” means the senior secured credit facilities outstanding under the Prepetition Credit Agreements.

149.    “Prepetition Finance Documents” means, collectively, all related agreements, indentures, documents (including security, collateral or pledge agreements or documents), mortgages, or instruments executed or delivered in connection with the Prepetition Credit Facilities, Guarantee Facility, and the Prepetition SFL Charters.

150.    “Prepetition NADL Revolving Loan Agreement” means the amended revolving credit facility agreement, dated January 30, 2017, between certain NADL, as borrower, and Seadrill Limited, as lender.

151.    “Prepetition Sevan Revolving Credit Agreement” means the amended and restated subordinated revolving credit facility agreement, dated December 2014, between certain Sevan Debtors, as borrowers, and Seadrill Limited, as lender.

152.    “Prepetition SFL Charters” means, collectively:

(a)	the head-charter agreement originally dated October, 7 2008, made between SFL Hercules Ltd as owner, Seadrill Offshore AS as charterer, and Seadrill Limited as charter guarantor (the “Prepetition SFL Hercules Charter”);

(b)	the head-charter agreement originally dated October 7, 2008, made between SFL Deepwater Ltd as owner, Seadrill Deepwater Charterer Ltd as charterer, and Seadrill Limited as charter guarantor (the “Prepetition SFL Deepwater Charter”);

(c)	the head-charter agreement originally dated June 30, 2013, made between SFL Linus Ltd as owner, North Atlantic Linus Charterer Ltd as charterer, and Seadrill Limited as charter guarantor (the “Prepetition SFL Linus Head-Charter”); and

(d)	the sub-charter agreement originally dated June 30, 2013, made between North Atlantic Linus Charterer Ltd as owner, North Atlantic Norway Limited as charterer, and Seadrill Limited as charter guarantor (the “Prepetition SFL Linus Sub-Charter”).

153.    “Primary Structuring Fee” means a fee equal to 5 percent of the New Seadrill Common Shares issued to Hemen on the Effective Date pursuant to the Investment Agreement, subject to dilution by the Employee Incentive Plan.

154.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

155.    “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

156.    “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

157.    “Professional Fee Claim” means any Administrative Claim for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

158.    “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

159.    “Professional Fee Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

160.    “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

161.    “Provisional Liquidator Appointment Order” means the order entered by the Bermuda Court in the Bermuda Dissolution Proceedings appointing the Provisional Liquidators.

162.    “Provisional Liquidators” means the Joint Provisional Liquidators appointed by the Bermuda Court under the Provisional Liquidator Appointment Order.

163.     “Qualified Investor” means: (a) a non-U.S. Person in a Relevant Member State, that is a “qualified investor” in that Relevant Member State within the meaning of the EU Prospectus Directive; or (b) a non-U.S. Person not in a Relevant Member State, that is lawfully entitled to subscribe for and purchase the Securities offered pursuant to the Equity Rights Offering or Note Rights Offering under all applicable securities laws and regulations (whether pursuant to an applicable exemption or otherwise), without the need for any registration, the filing or publication of any prospectus or other action by the issuer.

164.    “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

165.    “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement; provided, that such list shall be reasonably acceptable to the Required Consenting Parties and the Committee.

166.    “Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, successors, assigns, subsidiaries, partners, limited partners, general partners, principals, members, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

167.    “Released Party” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Non-Consolidated Entity; (d) each Consenting Lender; (e) the Bank CoCom; (f) each member of the Bank CoCom; (g) each Consenting Noteholder; (h) each Commitment Party; (i) Hemen; (j) SFL; (k) each Consenting Stakeholder; (l) the Committee and each of its members; (m) each Indenture Trustee and each paying agent under each indenture or bond agreement; (n) each Newbuild Counterparty; (o) the Provisional Liquidators; (p) each current and former Affiliate of each Entity in clauses (a) through (o); and (q) each Related Party of each Entity in clauses (a) through (p).

168.    “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Non-Consolidated Entity; (d) each Consenting Lender; (e) the Bank CoCom; (f) each member of the Bank CoCom; (g) each Consenting Noteholder; (h) each Commitment Party; (i) Hemen; (j) SFL; (k) all holders of Claims; (l) all holders of Interests; (m) each Consenting Stakeholder; (n) the Committee and each of its members; (o) each Indenture Trustee and each paying agent under each indenture or bond agreement; (p) each Newbuild Counterparty; (q) the Provisional Liquidators; (r) each current and former Affiliate of each Entity in clause (a) through (q); and (s) each Related Party of each Entity in clause (a) through (r).

169.    “Relevant Member State” means any member state of the European Economic Area that has implemented the EU Prospectus Directive.

170.    “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on and after the Effective Date, including New Seadrill, New NADL, and New Sevan and, before their dissolution pursuant to the Bermuda Dissolution Proceedings, Reorganized Seadrill, Reorganized NADL, and Reorganized Sevan.

171.    “Reorganized NADL” means NADL, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on and after the Effective Date, excluding New NADL, and before dissolution pursuant to the Bermuda Dissolution Proceedings.

172.    “Reorganized Seadrill” means Seadrill Limited, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on and after the Effective Date, excluding New Seadrill, and before dissolution pursuant to the Bermuda Dissolution Proceedings.

173.    “Reorganized Sevan” means Sevan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on and after the Effective Date, excluding New Sevan, and before dissolution pursuant to the Bermuda Dissolution Proceedings.

174.    “Required Commitment Parties” means Commitment Parties holding at least 50.1% in principal amount of the commitments to purchase the New Secured Notes held by all such Commitment Parties at such time; provided that at all times, each of Hemen and Centerbridge shall be part of the Required Commitment Parties; provided, further, that each of the (a) Majority Ad Hoc Group Parties, (b) Barclays, (c) each Select Commitment Party and (d) each Additional Commitment Party shall be part of the Required Commitment Parties (and their prior written consent shall be required) with respect to (i) material modifications to the Investment Agreement, the RSA and the exhibits to each such document, and the terms of any other Definitive Documents to the extent such modifications are adverse to any member of the Ad Hoc Group, Barclays, any Select Commitment Party or any Additional Commitment Party, (ii) any economic modifications to the Investment Agreement, the RSA and the exhibits to each such document, and the terms of any other Definitive Documents to the extent such economic modifications are adverse to the New Commitment Parties, any Select Commitment Party or any Additional Commitment Party, without regard to materiality and (iii) any Definitive Documents; provided, however, that notwithstanding the foregoing, in no event will any Commitment Party be a Required Commitment Party at any point in time that such Person is also in default under the RSA or Investment Agreement.

175.    “Required Consenting Parties” means, collectively, the Required Commitment Parties and the Bank CoCom.

176.    “Restructuring Transactions” means the transactions described in Article IV.B.

177.    “RigCo” means the new wholly owned subsidiary of IHCo incorporated under the laws of Bermuda pursuant to the Plan.

178.    “Rights Offering Procedures” means the procedures governing distribution and exercise of the Note Rights and Equity Rights attached as Schedule 12A and Schedule 12B to the Disclosure Statement Order, which Rights Offering Procedures must be in form and substance reasonably acceptable to the Required Commitment Parties, and the Committee.

179.    “RSA” means that certain Restructuring Support and Lock-Up Agreement, dated as of September 12, 2017, by and among the Debtors, the Consenting Lenders, the Consenting Noteholders, the Commitment Parties, SFL, the Consenting Stakeholders, and the other parties who signed the signature pages thereto, including all exhibits and attachments thereto, as amended pursuant to that certain Amendment, Stipulation, and Joinder Agreement In Respect of Restructuring Support and Lock-Up Agreement, as may be further amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

180.    “Seabras” means, collectively, Seabras Sapura Participações SA, a Brazilian corporation, and Seabras Sapura Holding GmbH, an Austrian limited liability company.

181.    “Seabras Sapura Agreements” means, collectively: (a) that certain US$543,000,000 secured facilities agreement dated 31 December 2013 between, among others, Sapura Diamante GmbH, Sapura Topazio GmbH and the other parties thereto (the “PLSV I Facilities Agreement”); (b) that certain US$780,000,000 secured facilities agreement dated 10 April 2015 between, among others, Sapura Onix GmbH, Sapura Jade GmbH, Sapura Rubi GmbH and the other parties thereto (the “PLSV II Facilities Agreement”); and (c) all related agreements, indentures, documents (including security, collateral or pledge agreements or documents), mortgages, or instruments, including the Finance Documents as defined in the PLSV I Facilities Agreement and PLSV II Facilities Agreement, respectively, entered into, executed or delivered in connection with the PLSV I Facilities Agreement and PLSV II Facilities Agreement, in each case of (a), (b) and (c) as amended, restated, supplemented or otherwise modified from time to time.

182.    “Seadrill Consolidated Group” means, collectively: (a) Seadrill Limited; and (b) each of the Consolidated Subsidiaries.

183.    “Seadrill Entities” means, collectively: (a) each of the Debtors; (b) each of the Non-Consolidated Entities; and (c) each Affiliate of each Entity in clauses (a) through (b).

184.    “Seadrill Limited 2017 Notes” means the 5 5⁄8% Senior Notes issued by Seadrill Limited due 2017.

185.    “Seadrill Limited 2020 Notes” means the 6 1⁄8% Senior Notes issued by Seadrill Limited due 2020.

186.    “Seadrill Limited 510(b) Claim” means any Claim, other than the NADL 510(b) Claims, and the Sevan 510(b) Claims, arising from rescission of a purchase or sale of an equity security of the Debtors or an Affiliate of the Debtors for damages arising from the purchase or sale of such an equity security or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

187.    “Seadrill Limited NOK Notes” means the FRN Seadrill Limited Senior Unsecured Bond Issue 2013/2018 dated March 11, 2013 (ISIN NO 001 067314.8).

188.    “Seadrill Limited SEK Notes” means the FRN Seadrill Limited Senior Unsecured Bond Issue 2013/2019 dated March 17, 2014 (ISIN NO 001 070579.1).

189.    “Seadrill Limited Unsecured Note Claim” means any Claim arising under the Seadrill Limited Unsecured Notes.

190.    “Seadrill Limited Unsecured Notes” means, collectively: (a) the Seadrill Limited 2017 Notes; (b) the Seadrill Limited 2020 Notes; (c) the Seadrill Limited NOK Notes; and (d) the Seadrill Limited SEK Notes.

191.    “Secured Claim” means a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code; or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

192.    “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

193.    “Securities Act” means the U.S. Securities Act of 1933.

194.    “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

195.    “Select Commitment Parties” means the funds and/or accounts that are managed, advised or sub-advised by each of Aristeia Capital L.L.C., GLG Partners LP, Saba Capital Management LP, and Whitebox Advisors, LLC or each such Person’s Affiliate(s) that are signatories to the Investment Agreement.

196.    “Servicer” means an agent or other authorized representative of holders of Claims or Interests, which may include an Indenture Trustee, as the context requires.

197.    “Sevan” means Sevan Drilling Ltd., a Bermuda company and the predecessor to Reorganized Sevan.

198.    “Sevan 510(b) Claim” means any Claim arising from rescission of a purchase or sale of an equity security of Sevan or any of its Debtor subsidiaries for damages arising from the purchase or sale of such an equity security or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

199.    “Sevan Second Lien Claim” means any Claim held by Seadrill Limited as of the Petition Date against Sevan under the Prepetition Sevan Revolving Credit Agreement.

200.    “SFL” means Ship Finance International Limited, a company incorporated under the laws of Bermuda.

201.    “SFL Claim” means any Claim arising under a Prepetition SFL Charter.

202.    “SFL Term Sheet” means the SFL Term Sheet attached as Annex 7 to Exhibit A to the RSA.

203.    “SHI” means Samsung Heavy Industries Co., Ltd. in its capacity as counterparty to certain of the Newbuild Contracts.

204.    “Subscription Expiration Deadline” has the meaning set forth in the Rights Offering Procedures.

205.     “TLB Credit Agreement” means that certain Credit Agreement, dated as of February 21, 2014, by and among Seadrill Operating LP, a Marshall Islands limited partnership. Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company. Seadrill Partners Finco LLC, a Delaware limited liability company and the other borrowers party thereto, the lenders party thereto, and Deutsche Bank AG New York Branch, as administrative and collateral agent (as amended, amended and restated, modified, or supplemented from time to time).

206.    “Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions); provided, however, that holding Certificates in an account with a broker-dealer where the broker-dealer holds a security interest or other encumbrance over property in the account generally, which security interest or other encumbrance is released upon transfer of such securities, shall not constitute a “Transfer” under the Plan.

207.    “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

208.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

209.    “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

210.    “Unsecured Cash Out Facility Cash” means Cash in an amount equal to $23 million to be made available to Certified Non-Eligible Holders on account of Equity Rights and Note Rights on the terms set forth in this Plan.

211.    “Unsecured Note Claims” means, collectively: (a) the Seadrill Limited Unsecured Note Claims; and (b) the NADL Unsecured Note Claims.

212.    “Unsecured Pool Cash” means Cash in an amount equal to $17 million.

213.    “Unsecured Pool Denominator” means an amount equal to the sum of: (a) 100 percent of the aggregate Allowed General Unsecured Claims against or guaranteed by Seadrill Limited in Class B3; and (b) 70 percent of the aggregate Allowed General Unsecured Claims against NADL and Sevan in Classes D3 and F3.

214.    “Unsecured Pool Equity” means 15 percent of the New Seadrill Common Shares, subject to dilution by the Employee Incentive Plan and the Primary Structuring Fee.

215.    “Unsecured Pool Recovery Cash” means, collectively, the (a) Unsecured Pool Cash, less any amounts necessary to pay in full, in cash all reasonable and documented out of pocket fees and expenses of each of the third-party advisors to to the members of the Committee (other than SHI and DSME), including the Indenture Trustees, incurred and unpaid as of the Effective Date (which, for the avoidance of doubt, shall not include the fees and expenses of professionals retained by the Committee pursuant to section 327 of the Bankruptcy Code), and (b) Unsecured Cash Out Facility Cash, less any Cash amounts paid to Certified Non-Eligible Holders on account of Equity Rights and Note Rights pursuant to Article III.B of this Plan. Payment of expenses incurred by individual members of the Committee in the performance of the duties of the Committee (excluding third-party advisor expenses of individual members of the Committee) shall continue to be governed by the Interim Compensation Order.

216.    “U.S. Person” has the meaning given to such term in Rule 902 promulgated under the Securities Act.

217.    “Voting Deadline” means April 5, 2018 at 4:00 p.m. prevailing Central Time.

B.	Rules of Interpretation

For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (i) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (j); all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (k) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, however, that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the jurisdiction of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, including New Seadrill, New NADL, and New Sevan, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan, the RSA, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Except as otherwise provided in this Article II.A of the Plan, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims must be Filed with the Bankruptcy Court and served on the Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed with the Bankruptcy Court and served on the Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with the Bankruptcy Court with respect to an Administrative Claim previously Allowed.

B.	Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Confirmation Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid will be turned over to the Reorganized Debtors.

From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. The reasonable and documented fees and expenses incurred by the Professionals of the Committee (but not third-party advisors to the individual Committee members) after the Confirmation Date until the Committee dissolves will be paid by the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business (and no later than 45 days after submission of invoices).

C.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1.	Class Identification for Each Debtor

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against each Debtor pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights
A1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

A2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

A3	Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

2.	Class Identification for Seadrill Limited

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against, and Interests in, Seadrill Limited pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights
B1-a	$1.5B Credit Agreement Claims against Seadrill Limited	Impaired	Entitled to Vote

B1-b	$483MM Credit Agreement Claims against Seadrill Limited	Impaired	Entitled to Vote

Class	Claim or Interest	Status	Voting Rights
B1-c	$450MM Eminence Credit Agreement Claims against Seadrill Limited	Impaired	Entitled to Vote

B1-d	$1.35B Credit Agreement Claims against Seadrill Limited	Impaired	Entitled to Vote

B1-e	$950MM Credit Agreement Claims against Seadrill Limited	Impaired	Entitled to Vote

B1-f	$450MM Nordea Credit Agreement Claims against Seadrill Limited	Impaired	Entitled to Vote

B1-g	$440MM Credit Agreement Claims against Seadrill Limited	Impaired	Entitled to Vote

B1-h	$400MM Credit Agreement Claims against Seadrill Limited	Impaired	Entitled to Vote

B1-i	$300MM Credit Agreement Claims against Seadrill Limited	Impaired	Entitled to Vote

B1-j	AOD Credit Agreement Guarantee Claims against Seadrill Limited	Impaired	Entitled to Vote

B1-k	NADL Credit Agreement Guarantee Claims against Seadrill Limited	Impaired	Entitled to Vote

B1-l	Sevan Credit Agreement Guarantee Claims against Seadrill Limited	Impaired	Entitled to Vote

B2	Guarantee Facility Claims against Seadrill Limited	Impaired	Entitled to Vote

B3	General Unsecured Claims against Seadrill Limited	Impaired	Entitled to Vote

B4	Seadrill Limited 510(b) Claims	Impaired	Entitled to Vote

B5	Interests in Seadrill Limited	Impaired	Entitled to Vote

3.	Class Identification for Other Seadrill Debtors

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against, and Interests in, Other Seadrill Debtors pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights
C1-a	$1.5B Credit Agreement Claims against Other Seadrill Debtors	Impaired	Entitled to Vote

C1-b	$483MM Credit Agreement Claims against Other Seadrill Debtors	Impaired	Entitled to Vote

C1-c	$450MM Eminence Credit Agreement Claims against Other Seadrill Debtors	Impaired	Entitled to Vote

C1-d	$1.35B Credit Agreement Claims against Other Seadrill Debtors	Impaired	Entitled to Vote

C1-e	$950MM Credit Agreement Claims against Other Seadrill Debtors	Impaired	Entitled to Vote

C1-f	$450MM Nordea Credit Agreement Claims against Other Seadrill Debtors	Impaired	Entitled to Vote

C1-g	$440MM Credit Agreement Claims against Other Seadrill Debtors	Impaired	Entitled to Vote

C1-h	$400MM Credit Agreement Claims against Other Seadrill Debtors	Impaired	Entitled to Vote

C1-i	$300MM Credit Agreement Claims against Other Seadrill Debtors	Impaired	Entitled to Vote

C1-j	AOD Credit Agreement Claims against Other Seadrill Debtors	Impaired	Entitled to Vote

C2	General Unsecured Claims against Other Seadrill Debtors other than the Newbuild Debtors and Seadrill UK Ltd.	Unimpaired	Not Entitled to Vote (Deemed to Accept)

C3	General Unsecured Claims against the Newbuild Debtors and Seadrill UK Ltd.	Impaired	Entitled to Vote

C4	Interests in Other Seadrill Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

4.	Class Identification for NADL

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against, and Interests in, NADL pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights
D1	Credit Agreement Claims against NADL	Impaired	Entitled to Vote

D2	NADL Revolving Loan Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

D3	General Unsecured Claims against NADL	Impaired	Entitled to Vote

D4	NADL 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

D5	Interests in NADL	Impaired	Not Entitled to Vote (Deemed to Reject)

5.	Class Identification for Other NADL Debtors

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against, and Interests in, Other NADL Debtors pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights
E1	Credit Agreement Claims against Other NADL Debtors	Impaired	Entitled to Vote

E2	General Unsecured Claims against Other NADL Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

E3	Interests in Other NADL Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

6.	Class Identification for Sevan

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against, and Interests in, Sevan pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights
F1	Credit Agreement Claims against Sevan	Impaired	Entitled to Vote

F2	Sevan Second Lien Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

F3	General Unsecured Claims against Sevan	Impaired	Entitled to Vote

F4	Sevan 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

F5	Interests in Sevan	Impaired	Not Entitled to Vote (Deemed to Reject)

7.	Class Identification for Other Sevan Debtors

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against, and Interests in, Other Sevan Debtors pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights
G1	Credit Agreement Claims against Other Sevan Debtors	Impaired	Entitled to Vote

G2	General Unsecured Claims against Other Sevan Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

G3	Interests in Other Sevan Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B.	Treatment of Classes of Claims and Interests

Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

Other Claims

1.	Class A1 — Other Secured Claims

(a)	Classification: Class A1 consists of all Other Secured Claims against the Debtors.

(b)	Treatment: Each holder of an Allowed Other Secured Claim shall receive as determined by the Debtors or the Reorganized Debtors, as applicable:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class A1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.	Class A2 — Other Priority Claims

(a)	Classification: Class A2 consists of all Other Priority Claims against the Debtors.

(b)	Treatment: Each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim.

(c)	Voting: Class A2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.	Class A3 — Intercompany Claims

(a)	Classification: Class A3 consists of all Intercompany Claims against the Debtors.

(b)	Treatment: On the Effective Date, Intercompany Claims shall, at the election of the applicable Debtor, be (a) Reinstated or (b) released.

(c)	Voting: Class A3 is either Unimpaired, in which case the holders of Allowed Intercompany Claims in Class A3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the holders of such Allowed Intercompany Claims in Class A3 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Allowed Intercompany Claim in Class A3 will not be entitled to vote to accept or reject the Plan.

Claims against Seadrill Limited

4.	Class B1-a — $1.5B Credit Agreement Claims against Seadrill Limited

(a)	Classification: Class B1-a consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition $1.5B Credit Agreement.

(b)	Allowance: Class B1-a Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-a Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $1.5B Credit Agreement in principal amount equal to the amount of its Allowed Class B1-a Claims.

(d)	Voting: Class B1-a is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-a are entitled to vote to accept or reject the Plan.

5.	Class B1-b — $483MM Credit Agreement Claims against Seadrill Limited

(a)	Classification: Class B1-b consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition $483MM Credit Agreement.

(b)	Allowance: Class B1-b Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-b Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $483MM Credit Agreement in a principal amount equal to its Allowed Class B1-b Claims.

(d)	Voting: Class B1-b is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-b are entitled to vote to accept or reject the Plan.

6.	Class B1-c — $450MM Eminence Credit Agreement Claims against Seadrill Limited

(a)	Classification: Class B1-c consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition $450MM Eminence Credit Agreement.

(b)	Allowance: Class B1-c Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-c Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $450MM Eminence Credit Agreement in a principal amount equal to the amount of its Allowed Class B1-c Claims.

(d)	Voting: Class B1-c is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-c are entitled to vote to accept or reject the Plan.

7.	Class B1-d — $1.35B Credit Agreement Claims against Seadrill Limited

(a)	Classification: Class B1-d consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition $1.35B Credit Agreement.

(b)	Allowance: Class B1-d Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-d Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $1.35B Credit Agreement in a principal amount equal to the amount of its Allowed Class B1-d Claims.

(d)	Voting: Class B1-d is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-d are entitled to vote to accept or reject the Plan.

8.	Class B1-e — $950MM Credit Agreement Claims against Seadrill Limited

(a)	Classification: Class B1-e consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition $950MM Credit Agreement.

(b)	Allowance: Class B1-e Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-e Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $950MM Credit Agreement in a principal amount equal to the amount of its Allowed Class B1-e Claims.

(d)	Voting: Class B1-e is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-e are entitled to vote to accept or reject the Plan.

9.	Class B1-f — $450MM Nordea Credit Agreement Claims against Seadrill Limited

(a)	Classification: Class B1-f consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition $450MM Nordea Credit Agreement.

(b)	Allowance: Class B1-f Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-f Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $450MM Nordea Credit Agreement in a principal amount equal to the amount of its Allowed Class B1-f Claims.

(d)	Voting: Class B1-f is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-f are entitled to vote to accept or reject the Plan.

10.	Class B1-g — $440MM Credit Agreement Claims against Seadrill Limited

(a)	Classification: Class B1-g consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition $440MM Credit Agreement.

(b)	Allowance: Class B1-g Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-g Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $440MM Credit Agreement in a principal amount equal to the amount of its Allowed Class B1-g Claims.

(d)	Voting: Class B1-g is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-g are entitled to vote to accept or reject the Plan.

11.	Class B1-h — $400MM Credit Agreement Claims against Seadrill Limited

(a)	Classification: Class B1-h consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition $400MM Credit Agreement.

(b)	Allowance: Class B1-h Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-h Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $400MM Credit Agreement in a principal amount equal to the amount of its Allowed Class B1-h Claims.

(d)	Voting: Class B1-h is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-h are entitled to vote to accept or reject the Plan.

12.	Class B1-i — $300MM Credit Agreement Claims against Seadrill Limited

(a)	Classification: Class B1-i consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition $300MM Credit Agreement.

(b)	Allowance: Class B1-i Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-i Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $300MM Credit Agreement in a principal amount equal to the amount of its Allowed Class B1-i Claims.

(d)	Voting: Class B1-i is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-i are entitled to vote to accept or reject the Plan.

13.	Class B1-j — AOD Credit Agreement Guarantee Claims against Seadrill Limited

(a)	Classification: Class B1-j consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition AOD Credit Agreement.

(b)	Allowance: Class B1-j Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-j Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended AOD Credit Agreement in a principal amount equal to the amount of its Allowed Class B1-j Claims.

(d)	Voting: Class B1-j is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-j are entitled to vote to accept or reject the Plan.

14.	Class B1-k — NADL Credit Agreement Guarantee Claims against Seadrill Limited

(a)	Classification: Class B1-k consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition NADL Credit Agreement.

(b)	Allowance: Class B1-k Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-k Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended NADL Credit Agreement in a principal amount equal to the amount of its Allowed Class B1-k Claim.

(d)	Voting: Class B1-k is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-k are entitled to vote to accept or reject the Plan.

15.	Class B1-l — Sevan Credit Agreement Guarantee Claims against Seadrill Limited

(a)	Classification: Class B1-l consists of all Credit Agreement Claims against Seadrill Limited arising under the Prepetition Sevan Credit Agreement.

(b)	Allowance: Class B1-l Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class B1-l Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended Sevan Credit Agreement in a principal amount equal to the amount of its Allowed Class B1-l Claim.

(d)	Voting: Class B1-l is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B1-l are entitled to vote to accept or reject the Plan.

16.	Class B2 — Guarantee Facility Claims against Seadrill Limited

(a)	Classification: Class B2 consists of all Guarantee Facility Claims against Seadrill Limited.

(b)	Treatment: On the Effective Date, each holder of an Allowed Guarantee Facility Claim against Seadrill Limited shall receive their Pro Rata share of participation in the Amended Guarantee Facility.

(c)	Voting: Class B2 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B2 are entitled to vote to accept or reject the Plan.

17.	Class B3 — General Unsecured Claims against Seadrill Limited

(a)	Classification: Class B3 consists of all General Unsecured Claims against Seadrill Limited.

(b)	Allowance. On the Effective Date, the Unsecured Note Claims in Class B3 shall be Allowed in full.

(c)	Treatment: On the Effective Date:

i.	each holder of an Allowed General Unsecured Claim against Seadrill Limited shall receive 100 percent of its Pro Rata share (measured by reference to the Unsecured Pool Denominator) of the Unsecured Pool Equity; and

ii.	each holder of an Allowed General Unsecured Claim against Seadrill Limited, other than (x) any Initial Commitment Party solely with respect to Allowed General Unsecured Claims held by such party as of September 12, 2017, (y) any New Commitment Party solely with respect to Allowed General Unsecured Claims held by such party as of January 5, 2018, or (z) any Permitted Transferee solely with respect to such Allowed General Unsecured Claims referenced in the immediately preceding clauses (x) and (y), shall also receive 100 percent of its Pro Rata share (measured by reference to the Unsecured Pool Denominator) of:

A.	the Unsecured Pool Recovery Cash; and

B.	if such holder’s General Unsecured Claim is Allowed in a liquidated, non-contingent amount prior to the Subscription Expiration Deadline, such holder’s General Unsecured Claim is not the subject of an unresolved objection to the allowance thereof as of the Subscription Expiration Deadline, and such holder is:

I.	a Note Eligible Holder, the Note Rights; and/or

II.	an Equity Eligible Holder, the Equity Rights;

provided, however, that if such holder is a Certified Non-Eligible Holder, it shall receive, subject to Article III.I of this Plan, Cash in an amount equal to: (A) 7 percent of such holder’s General Unsecured Claim, if such holder is not a Note Eligible Holder; or (B) 10 percent of such holder’s General Unsecured Claim, if such holder is not a Note Eligible Holder and not an Equity Eligible Holder.

(d)	Voting: Class B3 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B3 are entitled to vote to accept or reject the Plan.

18.	Class B4 — Seadrill Limited 510(b) Claims

(a)	Classification: Class B4 consists of all Seadrill Limited 510(b) Claims.

(b)	Treatment: On the Effective Date:

i.	if Class B3 votes to accept the Plan, each holder of an Allowed Seadrill Limited 510(b) Claim shall receive its Pro Rata share (measured by reference to the aggregate amount of Allowed Seadrill Limited 510(b) Claims and Allowed Interests in Seadrill Limited) of the Equity Recovery; and

ii.	if Class B3 votes to reject the Plan, each holder of an Allowed Seadrill Limited 510(b) Claim shall not receive or retain any distribution, property, or other value on account of their Seadrill Limited 510(b) Claims.

(c)	Voting: Class B4 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class B4 are entitled to vote to accept or reject the Plan.

19.	Class B5 — Interests in Seadrill Limited

(a)	Classification: Class B5 consists of Interests in Seadrill Limited.

(b)	Treatment: On the Effective Date, all Interests in Seadrill Limited will be Extinguished in accordance with the Description of the Transaction Steps, and:

i.	if Class B3 votes to accept the Plan, each holder of an Allowed Interest in Seadrill Limited shall receive its Pro Rata share (measured by reference to the aggregate amount of Allowed Seadrill Limited 510(b) Claims and Allowed Interests in Seadrill Limited) of the Equity Recovery; and

ii.	if Class B3 votes to reject the Plan, each holder of an Allowed Interest in Seadrill Limited shall not receive or retain any distribution, property, or other value on account of its Interest in Seadrill Limited.

(c)	Voting: Class B5 is Impaired under the Plan. Therefore, holders of Allowed Interests in Class B5 are entitled to vote to accept or reject the Plan.

Claims against Other Seadrill Debtors

20.	Class C1-a — $1.5B Credit Agreement Claims against Other Seadrill Debtors

(a)	Classification: Class C1-a consists of all Credit Agreement Claims against Other Seadrill Debtors arising under the Prepetition $1.5B Credit Agreement.

(b)	Allowance: Class C1-a Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class C1-a Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $1.5B Credit Agreement in a principal amount equal to the amount of its Allowed Class C1-a Claim.

(d)	Voting: Class C1-a is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C1-a are entitled to vote to accept or reject the Plan.

21.	Class C1-b — $483MM Credit Agreement Claims against Other Seadrill Debtors

(a)	Classification: Class C1-b consists of all Credit Agreement Claims against Other Seadrill Debtors arising under the Prepetition $483MM Credit Agreement.

(b)	Allowance: Class C1-b Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class C1-b Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $483MM Credit Agreement in a principal amount equal to the amount of its Allowed Class C1-b Claim.

(d)	Voting: Class C1-b is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C1-b are entitled to vote to accept or reject the Plan.

22.	Class C1-c — $450MM Eminence Credit Agreement Claims against Other Seadrill Debtors

(a)	Classification: Class C1-c consists of all Credit Agreement Claims against Other Seadrill Debtors arising under the Prepetition $450MM Eminence Credit Agreement.

(b)	Allowance: Class C1-c Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class C1-c Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $450MM Eminence Credit Agreement in a principal amount equal to the amount of its Allowed Class C1-c Claim.

(d)	Voting: Class C1-c is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C1-c are entitled to vote to accept or reject the Plan.

23.	Class C1-d — $1.35B Credit Agreement Claims against Other Seadrill Debtors

(a)	Classification: Class C1-d consists of all Credit Agreement Claims against Other Seadrill Debtors arising under the Prepetition $1.35B Credit Agreement.

(b)	Allowance: Class C1-d Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class C1-d Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $1.35B Credit Agreement in a principal amount equal to the amount of its Allowed Class C1-d Claim.

(d)	Voting: Class C1-d is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C1-d are entitled to vote to accept or reject the Plan.

24.	Class C1-e — $950MM Credit Agreement Claims against Other Seadrill Debtors

(a)	Classification: Class C1-e consists of all Credit Agreement Claims against Other Seadrill Debtors arising under the Prepetition $950MM Credit Agreement.

(b)	Allowance: Class C1-e Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class C1-e Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $950MM Credit Agreement in a principal amount equal to the amount of its Allowed Class C1-e Claim.

(d)	Voting: Class C1-e is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C1-e are entitled to vote to accept or reject the Plan.

25.	Class C1-f — $450MM Nordea Credit Agreement Claims against Other Seadrill Debtors

(a)	Classification: Class C1-f consists of all Credit Agreement Claims against Other Seadrill Debtors arising under the Prepetition $450MM Nordea Credit Agreement.

(b)	Allowance: Class C1-f Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class C1-f Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $450MM Nordea Credit Agreement in a principal amount equal to the amount of its Allowed Class C1-f Claim.

(d)	Voting: Class C1-f is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C1-f are entitled to vote to accept or reject the Plan.

26.	Class C1-g — $440MM Credit Agreement Claims against Other Seadrill Debtors

(a)	Classification: Class C1-g consists of all Credit Agreement Claims against Other Seadrill Debtors arising under the Prepetition $440MM Credit Agreement.

(b)	Allowance: Class C1-g Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class C1-g Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $440MM Credit Agreement in a principal amount equal to the amount of its Allowed Class C1-g Claim.

(d)	Voting: Class C1-g is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C1-g are entitled to vote to accept or reject the Plan.

27.	Class C1-h — $400MM Credit Agreement Claims against Other Seadrill Debtors

(a)	Classification: Class C1-h consists of all Credit Agreement Claims against Other Seadrill Debtors arising under the Prepetition $400MM Credit Agreement.

(b)	Allowance: Class C1-h Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class C1-h Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $400MM Credit Agreement in a principal amount equal to the amount of its Allowed Class C1-h Claim.

(d)	Voting: Class C1-h is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C1-h are entitled to vote to accept or reject the Plan.

28.	Class C1-i — $300MM Credit Agreement Claims against Other Seadrill Debtors

(a)	Classification: Class C1-i consists of all Credit Agreement Claims against Other Seadrill Debtors arising under the Prepetition $300MM Credit Agreement.

(b)	Allowance: Class C1-i Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class C1-i Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended $300MM Credit Agreement in a principal amount equal to the amount of its Allowed Class C1-i Claim.

(d)	Voting: Class C1-i is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C1-i are entitled to vote to accept or reject the Plan.

29.	Class C1-j — Prepetition AOD Credit Agreement Claims against Other Seadrill Debtors

(a)	Classification: Class C1-j consists of all Credit Agreement Claims against Other Seadrill Debtors arising under the Prepetition AOD Credit Agreement.

(b)	Allowance: Class C1-j Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class C1-j Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended AOD Credit Agreement in a principal amount equal to the amount of its Allowed Class C1-j Claim.

(d)	Voting: Class C1-j is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C1-j are entitled to vote to accept or reject the Plan.

30.	Class C2 — General Unsecured Claims against Other Seadrill Debtors other than the Newbuild Debtors and Seadrill UK Ltd.

(a)	Classification: Class C2 consists of all General Unsecured Claims against Other Seadrill Debtors other than the Newbuild Debtors and Seadrill UK Ltd.

(b)	Treatment: On the Effective Date, each holder of an Allowed General Unsecured Claim against an Other Seadrill Debtor other than the Newbuild Debtors and Seadrill UK Ltd. shall, at the election of the applicable Debtor, be (a) Reinstated or (b) paid in full in Cash.

(c)	Voting: Class C2 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims against Other Seadrill Debtors other than the Newbuild Debtors are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

31.	Class C3 — General Unsecured Claims against the Newbuild Debtors and Seadrill UK Ltd.

(a)	Classification: Class C3 consists of all General Unsecured Claims against the Newbuild Debtors and Seadrill UK Ltd.

(b)	Treatment: On the Effective Date, each holder of an Allowed General Unsecured Claim against a Newbuild Debtor or Seadrill UK Ltd. shall receive its Pro Rata share of Cash in an amount equal to such holder’s Liquidation Recovery.

(c)	Voting: Class C3 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class C3 are entitled to vote to accept or reject the Plan.

32.	Class C4 — Interests in Other Seadrill Debtors

(a)	Classification: Class C4 consists of all Interests in Other Seadrill Debtors.

(b)	Treatment: On the Effective Date, each holder of an Allowed Interest in an Other Seadrill Debtor shall be Reinstated.

(c)	Voting: Class C4 is Unimpaired under the Plan. Holders of Interests in Other Seadrill Debtors are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

Claims against NADL

33.	Class D1 — Credit Agreement Claims against NADL

(a)	Classification: Class D1 consists of all Claims against NADL arising under the Prepetition NADL Credit Agreement.

(b)	Allowance: Class D1 Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class D1 Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended NADL Credit Agreement in principal amount equal to the amount of its Allowed Class D1 Claims.

(d)	Voting: Class D1 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class D1 are entitled to vote to accept or reject the Plan.

34.	Class D2 — NADL Revolving Loan Claims

(a)	Classification: Class D2 consists of all NADL Revolving Loan Claims.

(b)	Treatment: On the Effective Date, NADL Revolving Loan Claims shall, at the election of NADL, be (a) Reinstated or (b) released.

(c)	Voting: Class D2 is either Unimpaired, in which case the holders of Allowed NADL Revolving Loan Claims in Class D2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the holders of such Allowed NADL Revolving Loan Claims in Class D2 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Allowed NADL Revolving Loan Claim in Class D2 will not be entitled to vote to accept or reject the Plan.

35.	Class D3 — General Unsecured Claims against NADL

(a)	Classification: Class D3 consists of all General Unsecured Claims against NADL.

(b)	Allowance. On the Effective Date, the Unsecured Note Claims in Class D3 shall be Allowed in full.

(c)	Treatment: On the Effective Date:

iii.	each holder of an Allowed General Unsecured Claim against NADL shall receive 70 percent of its Pro Rata share (measured by reference to the Unsecured Pool Denominator) of the Unsecured Pool Equity; and

iv.	each holder of an Allowed General Unsecured Claim against NADL, other than (x) any Initial Commitment Party solely with respect to Allowed General Unsecured Claims held by such party as of September 12, 2017, (y) any New Commitment Party solely with respect to Allowed General Unsecured Claims held by such party as of January 5, 2018, or (z) any Permitted Transferee solely with respect to such Allowed General Unsecured Claims referenced in the immediately preceding clauses (x) and (y), shall also receive 70 percent of its Pro Rata share (measured by reference to the Unsecured Pool Denominator) of:

C.	the Unsecured Pool Recovery Cash; and

D.	if such holder’s General Unsecured Claim is Allowed in a liquidated, non-contingent amount prior to the Subscription Expiration Deadline, such holder’s General Unsecured Claim is not the subject of an unresolved objection to the allowance thereof as of the Subscription Expiration Deadline, and such holder is:

I.	a Note Eligible Holder, the Note Rights; and/or

II.	an Equity Eligible Holder, the Equity Rights;

provided, however, that if such holder is a Certified Non-Eligible Holder, it shall receive, subject to Article III.I of this Plan, Cash in an amount equal to: (A) 7 percent of such holder’s General Unsecured Claim, if such holder is not a Note Eligible Holder; or (B) 10 percent of such holder’s General Unsecured Claim, if such holder is not a Note Eligible Holder and not an Equity Eligible Holder.

(d)	Voting: Class D3 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class D3 are entitled to vote to accept or reject the Plan.

36.	Class D4 — NADL 510(b) Claims

(a)	Classification: Class D4 consists of all NADL 510(b) Claims.

(b)	Treatment: On the Effective Date, each holder of an Allowed NADL 510(b) Claim shall not receive or retain any distribution, property, or other value on account of their NADL 510(b) Claims.

(c)	Voting: Class D4 is Impaired under the Plan. Holders of NADL 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

37.	Class D5 — Interests in NADL

(a)	Classification: Class D5 consists of all Interests in NADL.

(b)	Treatment: On the Effective Date, each Interest in NADL will be Extinguished in accordance with the Description of the Transaction Steps and each holder of such Interest in NADL shall not receive or retain any distribution, property, or other value on account of its Interest in NADL.

(c)	Voting: Class D5 is Impaired under the Plan. Holders of Interests in NADL are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

Claims against Other NADL Debtors

38.	Class E1 — Credit Agreement Claims against Other NADL Debtors

(a)	Classification: Class E1 consists of all Credit Agreement Claims against Other NADL Debtors arising under the Prepetition NADL Credit Agreement.

(b)	Allowance: Class E1 Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class E1 Claim shall receive its Pro Rata share of participation in the Amended Credit Facility entered into pursuant to the Amended NADL Credit Agreement in a principal amount equal to the amount of its Allowed Class E1 Claim.

(d)	Voting: Class E1 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class E1 are entitled to vote to accept or reject the Plan.

39.	Class E2 — General Unsecured Claims against Other NADL Debtors

(a)	Classification: Class E2 consists of all General Unsecured Claims against Other NADL Debtors.

(b)	Treatment: On the Effective Date, each holder of an Allowed General Unsecured Claim against an Other NADL Debtor shall, at the election of the applicable Debtor, be (a) Reinstated or (b) paid in full in Cash.

(c)	Voting: Class E2 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims against Other NADL Debtors are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

40.	Class E3 — Interests in Other NADL Debtors

(a)	Classification: Class E3 consists of all Interests in Other NADL Debtors.

(b)	Treatment: On the Effective Date, each Interest in an Other NADL Debtor shall be Reinstated.

(c)	Voting: Class E3 is Unimpaired under the Plan. Holders of Interests in Other NADL Debtors are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

Claims against Sevan

41.	Class F1 — Credit Agreement Claims against Sevan

(a)	Classification: Class F1 consists of all Claims against Sevan arising under the Prepetition Sevan Credit Agreement.

(b)	Allowance: Class F1 Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class F1 Claim shall receive its Pro Rata share of participation in the Amended Sevan Credit Facility entered into pursuant to the Amended Sevan Credit Agreement in a principal amount of its Allowed Class F1 Claim.

(d)	Voting: Class F1 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class F1 are entitled to vote to accept or reject the Plan.

42.	Class F2 — Sevan Second Lien Claims

(a)	Classification: Class F2 consists of all Sevan Second Lien Claims.

(b)	Treatment: On the Effective Date, all Sevan Second Lien Claims shall, at the election of Sevan, be (a) Reinstated or (b) released.

(c)	Voting: Class F2 is either Unimpaired, in which case the holders of Allowed Sevan Second Lien Claims in Class F2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the holders of such Allowed Sevan Second Lien Claims in Class F2 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Allowed Sevan Second Lien Claim in Class F2 will not be entitled to vote to accept or reject the Plan.

43.	Class F3 — General Unsecured Claims against Sevan

(a)	Classification: Class F3 consists of all General Unsecured Claims against Sevan.

(b)	Treatment: On the Effective Date:

v.	each holder of an Allowed General Unsecured Claim against Sevan shall receive 70 percent of its Pro Rata share (measured by reference to the Unsecured Pool Denominator) of the Unsecured Pool Equity; and

vi.	each holder of an Allowed General Unsecured Claim against Sevan other than (x) any Initial Commitment Party solely with respect to Allowed General Unsecured Claims held by such party as of September 12, 2017, (y) any New Commitment Party solely with respect to Allowed General Unsecured Claims held by such party as of January 5, 2018, or (z) any Permitted Transferee solely with respect to such Allowed General Unsecured Claims referenced in the immediately preceding clauses (x) and (y), shall also receive 70 percent of its Pro Rata share (measured by reference to the Unsecured Pool Denominator) of:

E.	the Unsecured Pool Recovery Cash; and

F.	if such holder’s General Unsecured Claim is Allowed in a liquidated, non-contingent amount prior to the Subscription Expiration Deadline, such holder’s General Unsecured Claim is not the subject of an unresolved objection to the allowance thereof as of the Subscription Expiration Deadline, and such holder is:

I.	a Note Eligible Holder, the Note Rights; and/or

II.	an Equity Eligible Holder, the Equity Rights;

provided, however, that if such holder is a Certified Non-Eligible Holder, it shall receive, subject to Article III.I of this Plan, Cash in an amount equal to: (A) 7 percent of such holder’s General Unsecured Claim, if such holder is not a Note Eligible Holder; or (B) 10 percent of such holder’s General Unsecured Claim, if such holder is not a Note Eligible Holder and not an Equity Eligible Holder.

(c)	Voting: Class F3 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class F3 are entitled to vote to accept or reject the Plan.

44.	Class F4 — Sevan 510(b) Claims

(a)	Classification: Class F4 consists of all Sevan 510(b) Claims.

(b)	Treatment: On the Effective Date, each holder of an Allowed Sevan 510(b) Claim shall not receive or retain any distribution, property, or other value on account of its Sevan 510(b) Claims.

(c)	Voting: Class F4 is Impaired under the Plan. Holders of Allowed Sevan 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

45.	Class F5 — Interests in Sevan

(a)	Classification: Class F5 consists of all Interests in Sevan.

(b)	Treatment: On the Effective Date, each holder of an Interest in Sevan will be Extinguished in accordance with the Description of the Transaction Steps and each such holder shall not receive or retain any distribution, property, or other value on account of its Interest in Sevan.

(c)	Voting: Class F5 is Impaired under the Plan. Holders of Interests in Sevan are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

Claims against Other Sevan Debtors

46.	Class G1 — Credit Agreement Claims against Other Sevan Debtors

(a)	Classification: Class G1 consists of all Claims against Other Sevan Debtors arising under the Prepetition Sevan Credit Agreement.

(b)	Allowance: Class G1 Claims shall be Allowed in full.

(c)	Treatment: On the Effective Date, each holder of an Allowed Class G1 Claim shall receive its Pro Rata share of participation in the Amended Sevan Credit Facility entered into pursuant to the Amended Sevan Credit Agreement in a principal amount of its Allowed Class G1 Claim.

(d)	Voting: Class G1 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class G1 are entitled to vote to accept or reject the Plan.

47.	Class G2 — General Unsecured Claims against Other Sevan Debtors

(a)	Classification: Class G2 consists of all General Unsecured Claims against Other Sevan Debtors.

(b)	Treatment: On the Effective Date, each holder of an Allowed General Unsecured Claim against an Other Sevan Debtor shall, at the election of the applicable Debtor, be (a) Reinstated or (b) paid in full in Cash.

(c)	Voting: Class G2 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims against Other Sevan Debtors are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

48.	Class G3 — Interests in Other Sevan Debtors

(a)	Classification: Class G3 consists of all Interests in Other Sevan Debtors.

(b)	Treatment: On the Effective Date, each Allowed Interest in an Other Sevan Debtor shall be Reinstated.

(c)	Voting: Class G3 is Unimpaired under the Plan. Holders of Interests in Other Sevan Debtors are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims in such Class.

F.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Amended Credit Facilities

Any holder of a Credit Agreement Claim receiving participation in a particular Amended Credit Facility on account of Claims in different Classes shall receive its full Pro Rata amount of such participation in the same Amended Credit Facility pursuant to the applicable Amended Credit Agreement, regardless of whether such recovery is from different Debtors.

I.	Unsecured Cash Out Facility Cash.

The Unsecured Cash Out Facility Cash shall be made available to Certified Non-Eligible Holders on the terms set forth in this Article III.B; provided that if the aggregate cash consideration to be paid to all Certified Non-Eligible Holders under this Article III.B would otherwise exceed $23 million, the cash consideration paid to all Certified Non-Eligible Holders shall be reduced on a Pro Rata basis (based on the aggregate amount of Allowed General Unsecured Claims held by all Certified Non-Eligible Holders) until the aggregate cash consideration paid to Certified Non-Eligible Holders equals $23 million.

J.	Certain Indenture Trustee Rights

Distributions under the Plan on account of Unsecured Note Claims shall be subject to the rights of the respective Indenture Trustees under the applicable indentures and bond agreements, including the rights of the Indenture Trustees to assert and exercise their charging liens. To allow the holders of Unsecured Note Claims to receive the full treatment set forth in this Plan without reduction by charging liens or Indenture Trustee Fees under the respective indentures or bond agreements, the Debtors or the Reorganized Debtors shall, on account of Unsecured Note Claims, pay to the Indenture Trustee under the applicable indenture or bond agreement, an amount in cash equal to the Indenture Trustee Fees owed to the respective Indenture Trustee that are incurred and invoiced as of the Effective Date, to the extent provided under the relevant indentures and bond agreements, which amounts shall be paid and deducted from the Unsecured Cash Pool such that, to the extent such Indenture Trustee Fees are paid on the Effective Date, the Indenture Trustees shall not withhold distributions in respect of the charging liens on account of such amounts; provided that nothing herein shall prevent the Indenture Trustees from exercising their respective charging liens over cash distributions for any other amounts, including fees and expenses that may be incurred or invoiced after the Effective Date and not reimbursed by the Debtors pursuant to the Plan.

K.	Right to Designate Non-Reorganizing Debtors

The Debtors shall have and maintain, with the consent of the Required Consenting Parties (such consent not to be unreasonably withheld) the right to, at any time prior to the Effective Date, designate any Debtor as a Non-Reorganizing Debtor by filing a notice of such designation on the docket of these Chapter 11 Cases, in which case such Debtor shall not be subject to or bound by this Plan and shall not be a Reorganized Debtor upon the occurrence of the Effective Date. Any such Debtor’s Chapter 11 Case shall continue after the Effective Date and Claims against or Interests in any such Debtor shall not be affected by the Plan, the Confirmation Order, or Consummation of the Plan. The Debtors shall consult with the Required Consenting Parties and the Committee prior to designating any Debtor as a Non-Reorganizing Debtor.

L.	Payments Pursuant to Cash Collateral Order

Pursuant to the critical and integrated global compromise on the Debtors’ consensual use of cash collateral, a result of good-faith, arm’s-length negotiations, nothing in this Plan shall affect the payment of postpetition interest or adequate protection payments made pursuant to the Cash Collateral Order, and any outstanding interest or other payments owed under the Cash Collateral Order as of the Effective Date shall be paid on the Effective Date.

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including resolution of intercompany liabilities, allocation of value among the Debtors, and treatment of holders of General Unsecured Claims against each of the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness. Subject to Article VI of the Plan, all distributions made to holders of Allowed Claims and Interests in any Class are intended to be and shall be final.

B.	Restructuring Transactions

On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will, among other things, establish New Seadrill, New NADL, New Sevan, RigCo, NSNCo, and each NSN HoldCo in order to effectuate the Restructuring Transactions and will take any actions as may be necessary or advisable to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, the Description of Transaction Steps, or in the Definitive Documentation. The actions to implement the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements, including any Definitive Documentation, or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable law; and (d) all other actions that the applicable Reorganized Debtors determine to be necessary or advisable, including making filings or recordings that may be required by applicable law in connection with the Plan.

The Confirmation Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.	Issuance and Distribution of New Seadrill Common Shares

The issuance of the New Shares shall be authorized without the need for any further corporate action and without any further action by the holders of any Claims or Interests.

On the Effective Date, applicable holders of Claims and Interests shall receive the New Seadrill Common Shares in exchange for their respective claims as set forth under Article III.B hereof.

On the Effective Date, New Seadrill will issue 25 percent of the New Seadrill Common Shares, plus any Excess New Seadrill Common Shares, subject to dilution by the Employee Incentive Plan and the Primary Structuring Fee, in exchange for $200 million in Cash on the terms set forth in the Investment Agreement and this Plan.

On the Effective Date, New Seadrill will issue 57.5 percent of the New Seadrill Common Shares to the purchasers of the New Secured Notes on a pro rata basis in accordance with the amount of New Secured Notes issued to such purchasers, subject to dilution by the Employee Incentive Plan and Primary Structuring Fee on the terms set forth in the Investment Agreement and this Plan.

On the Effective Date, New Seadrill will issue 5 percent of the New Seadrill Common Shares to Hemen on account of the Primary Structuring Fee, subject to dilution by the Employee Incentive Plan, and 0.5 percent of the New Seadrill Common Shares to the Select Commitment Parties on a pro rata basis in accordance with each Select Commitment Party’s respective equity commitment percentage, subject to dilution by the Employee Incentive Plan and the Primary Structuring Fee, in each case as set forth in the Investment Agreement.

All of the New Shares issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Shares under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. For the avoidance of doubt, any claimant’s acceptance of New Seadrill Common Shares shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with its terms.

On the Effective Date, the Debtors will pay the New Commitment Party Closing Payment to the New Commitment Parties in accordance with the Investment Agreement.

Consistent with the RSA, on the Confirmation Date or as soon as is reasonably practicable thereafter, the Commitment Parties shall provide to the Debtors a schedule of Unsecured Notes holdings, identifiable by CUSIP or similar unique identifier, specifying those (i) held as of September 12, 2017 (for the Initial Commitment Parties) or January 5, 2018 (for the New Commitment Parties) and still held, (ii) purchased after September 12, 2017 (for the Initial Commitment Parties) or January 5, 2018 (for the New Commitment Parties) and still held, (iii) held as of September 12, 2017 (for the Initial Commitment Parties) or January 5, 2018 (for the New Commitment Parties) and subsequently transferred to a third party, or (iv) purchased after September 12, 2017 (for the Initial Commitment Parties) or January 5, 2018 (for the New Commitment Parties) and subsequently transferred to a third party. For any Unsecured Notes held by a Commitment Party as of held as of September 12, 2017 (for the Initial Commitment Parties) or January 5, 2018 (for the New Commitment Parties) and subsequently transferred by a Commitment Party to a third party, the applicable Commitment Party shall provide to the Debtors the identity of such third party and an executed joinder in compliance with the RSA by no later than the 5 Business Days before the hearing to confirm the Amended Plan. The Debtors shall consult with the Committee and the Required Consenting Parties to ensure that holders of General Unsecured Claims participate in the Note Rights Offering and Equity Rights Offering in accordance with Article III of the Plan.

D.	Issuance and Distribution of New NADL Common Shares and New Sevan Common Shares

On or before the Effective Date, 100 percent of the New NADL Common Shares and 100 percent of the New Sevan Common Shares shall be issued to the Reorganized Debtors in accordance with the Description of Transaction Steps. For administrative convenience, the holders of Credit Agreement Claims against NADL and the Other NADL Debtors and Sevan and the Other Sevan Debtors have agreed to accept participation in the Amended NADL Credit Facility and Amended Sevan Credit Facility, as applicable, in lieu of any entitlement to receive the New NADL Common Shares and New Sevan Shares and consent to the issuance of such shares to the Reorganized Debtors in accordance with the Description of Transaction Steps.

E.	Issuance and Distribution of New Secured Notes

On the Effective Date, NSNCo will issue the New Secured Notes in exchange for $880 million in Cash, on the terms set forth in the Investment Agreement, New Secured Notes Indenture, and this Plan. Pursuant to the Investment Agreement, the applicable Commitment Parties have committed to purchase the full $880 million in principal amount of the New Secured Notes, subject to the terms and conditions set forth therein.

F.	Rights Offerings

On the Effective Date, the Debtors shall consummate the Equity Rights Offering and the Note Rights Offering in accordance with the Rights Offering Procedures. Holders of the Equity Rights shall receive the opportunity to purchase up to $48.1 million of the New Seadrill Common Shares in accordance with the Plan and Rights Offering Procedures. Holders of the Note Rights shall receive the opportunity to purchase up to $119.4 million in principal amount of the New Secured Notes in accordance with the Plan and Rights Offering Procedures.

G.	Amended SFL Charters

The Debtors or Reorganized Debtors, as applicable, shall enter into the Amended SFL Charters on or before the Effective Date, on the terms set forth in the RSA, and included in the Plan Supplement.

Confirmation shall be deemed approval of the Amended SFL Charters and related Amended Finance Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to issue the applicable Amended Finance Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or Reorganized Debtors may deem necessary to consummate the Amended SFL Charters, other than modifications that deviate from the SFL Term Sheet, which modifications require the consent of the Required Consenting Parties and the Committee (such consent not to be unreasonably withheld).

H.	Amended Credit Agreements

The Debtors or Reorganized Debtors, as applicable, shall enter into the Amended Credit Facilities and Amended Finance Documents on or before the Effective Date, on the terms set forth in the RSA, and included in the Plan Supplement.

Confirmation shall be deemed approval of the Amended Credit Agreements and related Amended Finance Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable Amended Finance Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the applicable Credit Facility Lenders.

Notwithstanding anything else contained herein, the Prepetition Credit Agreements and applicable Prepetition Finance Documents shall continue in full force and effect, except as amended and restated, supplemented, superseded, terminated or otherwise modified pursuant to, or in connection with, the Amended Finance Documents.

I.	Amended Guarantee Facility

The Debtors or Reorganized Debtors, as applicable, shall enter into the Amended Guarantee Facility and related Amended Finance Documents on or before the Effective Date, on the terms set forth in the RSA and included in the Plan Supplement.

Confirmation shall be deemed approval of the Amended Guarantee Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to issue the applicable Amended Finance Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or Reorganized Debtors may deem, with the consent of Danske, necessary to consummate the Amended Guarantee Facility.

J.	Newbuild Cash Settlement.

On the Effective Date, in further compromise and settlement of any Claims or controversies between the Debtors and the Newbuild Counterparties, the Newbuild Counterparties shall receive their allocated share of the Newbuild Cash Settlement as follows: $10 million to SHI and $7 million to DSME (irrespective of whether any of the Newbuild Counterparties transfer their Claims or Rights).

K.	Seadrill Partners Share Pledge

On or before the Effective Date, Seadrill Limited shall contribute or transfer all the ordinary shares that it holds in Seadrill Deepwater Drillship Ltd. (“SDDL”) to New Seadrill, or a wholly-owned subsidiary of Seadrill Limited or New Seadrill, with the consent of the collateral agent under the TLB Credit Agreement, pursuant to (and subject to obtaining the release of, as required) the existing Equitable Mortgage Over Shares, dated as of February 21, 2014 over such ordinary shares that Seadrill Limited holds in SDDL (the “Existing Drillship Equitable Mortgage”) and, on or before the Effective Date, New Seadrill or such wholly-owned subsidiary shall (i) execute a first ranking equitable mortgage over the ordinary shares that it holds in Seadrill Deepwater Drillship Ltd. in an identical form to the Existing Drillship Equitable Mortgage, with only amendments as required to reflect changes to parties or changes in law or such other technical changes as agreed between the borrowers and the collateral agent under the TLB Credit Agreement and entered into between the collateral agent and Seadrill Limited, and (ii) deliver any other documentation or take any action, in each case necessary for perfection of such mortgage.

L.	Corporate Action

Upon the Effective Date, all actions contemplated under the Plan and consistent with the RSA and Investment Agreement shall be deemed authorized and approved in all respects, including: (1) selection of the directors and officers for the Reorganized Debtors; (2) the distribution of the New Shares; (3) implementation of the Restructuring Transactions, including the Equity Rights Offering and Note Rights Offering pursuant to the Rights Offering Procedures; (4) entry into the Amended Finance Documents; (5) adoption of the Employee Incentive Plan; (6) issuance of the Equity Rights and Note Rights, as applicable, pursuant to the Rights Offering Procedures; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption of the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Shares, the New Organizational Documents, the Amended Finance Documents, the Equity Rights Offering and Note Rights Offering (as applicable), and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.L shall be effective notwithstanding any requirements under non-bankruptcy law.

M.	Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable law). For the avoidance of doubt, Reorganized Seadrill, Reorganized Sevan, and Reorganized NADL shall have no assets or operations (except as otherwise provided in the Plan or the Description of the Transaction Steps), and the Provisional Liquidators shall seek an entry of orders by the Bermuda Court in the Bermuda Dissolution Proceedings winding-up Reorganized Seadrill, Reorganized Sevan, and Reorganized NADL as soon as practicable following the Effective Date in accordance with the Description of the Transaction Steps.

N.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions), or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action of the Debtors, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

O.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in the Plan, the Confirmation Order, any agreement, instrument or other document entered into in connection with or pursuant to the Plan or the Description of the Transaction Steps, all notes, instruments, Certificates, and other documents evidencing Claims or Interests, shall be cancelled and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding such cancellation and discharge, anything to the contrary contained in the Plan or Confirmation Order, or Confirmation or the occurrence of the Effective Date, any indenture, credit document or agreement and any other instrument, Certificate, agreement or other document that governs the rights, claims or remedies of the holder of a Claim or Interest shall continue in full force and effect solely for purposes of: (a) allowing holders of Allowed Claims to receive distributions under the Plan; (b) allowing and preserving the rights of the Servicers, as applicable, to make distributions on account of Allowed Claims as provided herein; (c) allowing each of the Indenture Trustees to make distributions to holders of Unsecured Note Claims, pursuant to the respective indenture or bond agreement under which the Indenture Trustee serves; (d) preserving each of the Indenture Trustee’s rights to compensation and indemnification under each of the applicable indentures or bond agreements as against any money or property distributable or allocable to holders of Unsecured Note Claims, including, without limitation, the Indenture Trustees’ rights to maintain, enforce, and exercise their respective charging liens against such money or property; (e) permitting each of the Indenture Trustees to enforce any right or obligation owed to them under the Plan; permitting each of the Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; (f) allowing and preserving the rights of the Servicers and their agents to receive and/or make distributions on account of Allowed Claims as provided herein and the Confirmation Order, to take any actions to perform their obligations (if any) under the Plan and Confirmation Order, and to enforce their rights and the rights of the holders of Claims or beneficial holders under the applicable instruments, documents and agreements; (g) preserving all rights, remedies, indemnities, powers, and protections of the Servicers as against any person or entity other than the Debtors, and any money or property distributable to the holders of Claims or beneficial holders under the relevant instrument (including any rights to priority of payment) and any exculpations of any Servicer (which rights, remedies, indemnities, powers and protections against all persons and entities other than the Debtors and against such distributable money or property and which exculpations shall survive and remain in full force and effect, and not be released, discharged or affected in any way by the terms of the Plan or the Confirmation Order); (h) allowing the Servicers to appear and be heard in the Chapter 11 Cases, or in any proceeding in the Bankruptcy Court or any other court; and (i) permitting any Servicer to enforce any obligation owed to it under the Plan. On the Effective Date, each of the Indenture Trustees shall be discharged and shall have no further obligation or liability except as expressly provided in the Plan or Confirmation Order.

P.	New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, on or as soon as reasonably practicable after the Effective Date, except as otherwise provided in the Plan or the Description of the Transaction Steps, the Reorganized Debtors will file the New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in the state, province, or country of incorporation in accordance with the applicable corporate laws of the respective state, province, or country of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, Reorganized Debtors may amend and restate New Organizational Documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents, the Amended Credit Agreements, and the Amended Finance Documents (as well as any Prepetition Finance Documents that continue in force after the Effective Date in accordance with this Article IV.H).

Q.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the RSA, the

Investment Agreement, the Amended Finance Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

R.	Certain Securities Law Matters

The offering, issuance, and distribution of the New Seadrill Common Shares pursuant to the Equity Recovery and the Unsecured Pool Equity, as contemplated by Article III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Seadrill Common Shares will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents.

Each of (1) the Note Rights, the New Secured Notes, and the New Seadrill Common Shares issued in the Note Rights Offering or to the applicable Commitment Parties, and (2) the New Seadrill Common Shares issued to the Commitment Parties on account of the structuring fees set forth in the Investment Agreement will be issued without registration in reliance upon the exemption set forth in Section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S, and similar registration exemptions applicable outside of the United States. The Equity Rights and the New Seadrill Common Shares issued in the Equity Rights Offering will be issued without registration in reliance upon the exemption set forth in Section 1145 of the Bankruptcy Code. Any securities issued in reliance on Section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law. Any securities issued in reliance on section 1145 of the Bankruptcy Code will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents.

S.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the Amended Credit Facilities, Amended SFL Charters, and New Secured Notes; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

T.	Employee Incentive Plan

The entry of the Confirmation Order shall constitute approval of the Employee Incentive Plan and the authorization for the New Seadrill Board to adopt such plan.

U.	Employee Matters

Unless otherwise provided herein or otherwise amended or modified as set forth in the Assumed Executory Contract and Unexpired Lease List, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

V.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the following: (a) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date; and (b) all Causes of Action that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent-conveyance law.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action of the Debtors against it. Except as specifically released under the Plan or pursuant to a Final Order, the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, the Reorganized Debtors expressly reserve all such Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action of the Debtors notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease (including those set forth in the Assumed Executory Contract and Unexpired Lease List) shall be assumed and assigned to the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than: (1) those that are identified on the Rejected Executory Contract and Unexpired Lease List; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. For the avoidance of doubt, the Debtors shall not seek to assume or reject Executory Contracts and Unexpired Leases, except with the prior written consent of the Required Consenting Parties and the Committee (which consent shall not be unreasonably withheld).

Entry of the Confirmation Order by the Bankruptcy Court shall constitute a Final Order approving the assumptions and assumptions and assignments of the Executory Contracts and Unexpired Leases as set forth in the Plan and the Assumed Executory Contract and Unexpired Lease List and the rejections of the Executory Contracts and Unexpired Leases as set forth in the Rejected Executory Contract and Unexpired Lease List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors, with the prior written consent of the Required Consenting Parties and the Committee (which consent shall not be unreasonably withheld) or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List or Assumed Executory Contract and Unexpired Lease List identified in this Article V.A and in the Plan Supplement at any time through and including 45 days after the Effective Date.

To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the Executory Contract or Unexpired Lease counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Indemnification Obligations

All indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) as of the Petition Date for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall, to the greatest extent permitted by applicable law, be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the Claims Bar Date or (2) entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III hereof.

D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. At least twenty-one days prior to the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors at least seven days prior to the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

E.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.

F.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contract and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, subject to any consent rights of the Required Consenting Parties and the Committee (which consent shall not be unreasonably withheld) or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

I.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.	Contracts and Leases Entered into after the Petition Date

Notwithstanding anything contained herein (including any release, discharge, exculpation or injunction provisions) or the Confirmation Order, contracts, agreements, instruments, Certificates, leases and other documents entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts, agreements, instruments, Certificates, leases and other documents (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the Plan (including the release, discharge, exculpation and injunction provisions), the entry of the Confirmation Order and any other Definitive Documentation.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date

Except as, (i) otherwise provided herein, (ii) upon a Final Order, or (iii) as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest, on the Effective Date or as reasonably practicable thereafter, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. A Distribution Date shall occur no less frequently than once in every 30-day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Rights and Powers of Distribution Agent

1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred on or after the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

C.	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, unless as otherwise agreed to by the Debtors or set forth in an order of the Bankruptcy Court: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order; provided, however, that if a portion of a Claim is not Disputed, the Distribution Agent may make a partial distribution based on such portion of such Claim that is not Disputed; and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Any dividends or other distributions arising from property distributed to holders of Allowed Claims or Interests, as applicable, in a Class and paid to such holders under the Plan shall also be paid, in the applicable amounts, to any holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Interests in such Class.

D.	Delivery of Distributions

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims or Interests governed by a separate agreement and administered by a Servicer, including an Indenture Trustee, shall be deposited with the appropriate Servicer, including an Indenture Trustee, at which time such distributions shall be deemed complete, and the Servicer, including an Indenture Trustee, shall deliver such distributions in accordance with the Plan and the terms of the governing agreement; provided, however, that a Servicer shall not be responsible for determining or verifying the amount or accuracy of the distributions deposited with a Servicer. Notwithstanding any provision of the Plan to the contrary, distributions to holders of Unsecured Note Claims shall be made to or at the direction of each of the applicable Indenture Trustees for distribution under the applicable indentures and bond agreements. The Indenture Trustees may transfer or direct the transfer of such distributions directly through the facilities of the applicable securities depository and clearing house, and will be entitled to recognize and deal with, for all purposed under the Plan, holders of Unsecured Note Claims as is consistent with the ordinary practices of the applicable depositories. Such distributions shall be subject to the right of each of the Indenture Trustees under the applicable indenture or bond agreements, including their rights to assert and exercise charging liens against such distributions. Notwithstanding any provision of the Plan to the contrary, (a) all distributions on account of Credit Agreement Claims shall be made by the entry into effect of the Amended Credit Agreements in accordance with the applicable amendment and restatement agreements and Article IV.H of the Plan, and (b) all distributions on account of Guarantee Facility Claims shall be made by the entry into effect of the Amended Guarantee Facility in accordance with its terms (or the terms of any applicable amendment and restatement agreement) and Article IV.I of the Plan.

Except as otherwise provided herein (including, for the avoidance of doubt, as set forth in the foregoing paragraph with respect to distributions to holders of Unsecured Note Claims. holders of Credit Agreement Claims, and holders of Guarantee Facility Claims), and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address) or the books and records of the applicable Servicer; (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been Filed and the Distribution Agent has not received a written notice of address or change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. Notwithstanding anything to the contrary in the Plan, including this Article VI.D of the Plan, the Debtors, the Reorganized Debtors, the Distribution Agent, and any Servicer, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

1.	Accrual of Dividends and Other Rights

For purposes of determining the accrual of distributions or other rights after the Effective Date, the New Seadrill Common Shares shall be deemed distributed as of the Effective Date regardless of the date on which they are actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such distributions or distribute such other rights, if any, until after distributions of the New Seadrill Common Shares actually take place.

2.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

3.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Petition Date.

4.	Fractional, Undeliverable, and Unclaimed Distributions

(a)	Fractional Distributions. Whenever any distribution of fractional shares or units of the New Seadrill Common Shares would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest share (up or down), with half shares or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(b)	Undeliverable Distributions. If any distribution to a holder of an Allowed Claim or Interest is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until the Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder on the next Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to Article VI.D.(c) of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(c)	Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is New Seadrill Common Shares, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

5.	Surrender of Cancelled Instruments or Securities

On the Effective Date, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such Certificate shall be cancelled solely with respect to the Debtors (other than any Certificate that survives and is not cancelled pursuant to the Plan, including Article IV.O), and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article VI shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.

E.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan; provided that the foregoing shall not prejudice such third party’s rights (including, for the avoidance of doubt, subrogation rights) with respect to the Debtors and the Reorganized Debtors.

2.	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

F.	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder; provided, further, that such holder may contest any such set off by a Reorganized Debtor in the Bankruptcy Court or any other court of competent jurisdiction. For the avoidance of doubt, any such right of set off may be preserved by Filing a Proof of Claim related to such right of set off prior to the Claims Bar Date.

G.	Allocation between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.

H.	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its holder shall be forever barred pursuant to Article VIII of the Plan from asserting that Claim against the Reorganized Debtors or their property.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Disputed Claims Process

Except as otherwise provided herein, if a party Files a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan. For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan. Except as otherwise provided herein, all Proofs of Claim Filed after the Claims Bar Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court. On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

B.	Disputed and Contingent Claims Reserve

On the Effective Date, in consultation with the Required Commitment Parties and the Committee, the Debtors or Reorganized Debtors, as applicable, may establish one or more reserves for alleged General Unsecured Claims that are contingent or have not yet been Allowed, in an estimated amount or amounts as reasonably determined by the applicable Debtors in their discretion, consisting of Unsecured Pool Equity and Unsecured Pool Recovery Cash in the same proportions and amounts as provided for in the Plan.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained pursuant to Article IV.V of the Plan.

D.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any Disputed, contingent, or unliquidated Claim that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

E.	Time to File Objections to Claims.

Any objections to Claims shall be Filed on or before the later of (1) 180 days after the Effective Date and (2) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by a Final Order of the Bankruptcy Court for objecting to such claims. For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Claims set forth in this paragraph at any time, including before or after the expiration of 180 days after the Effective Date, in its discretion or upon request by the Debtors or any party in interest.

F.	Adjustment to Claims without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

G.	No Interest

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

H.	Disallowance of Claims and Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order

I.	Single Satisfaction Rule

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Seadrill Entities’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Seadrill Consolidated Group or between the Seadrill Consolidated Group and the Non-Consolidated Entities, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Investment Agreement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

C.	Releases by Holders of Claims and Interests

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Seadrill Entities’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Seadrill Consolidated Group or between the Seadrill Consolidated Group and the Non-Consolidated Entities, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Investment Agreement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the Investment Agreement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

D.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

F.	Protection against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G.	Recoupment

In no event shall any holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

H.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant holder of a Claim has Filed a Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

J.	Release of Liens

Except (1) with respect to the Liens securing Other Secured Claims (depending on the treatment of such Claims), (2) with respect to any Liens securing Credit Agreement Claims that continue in force after the Effective Date in accordance with Article IV.H of this Plan, or (3) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including for the avoidance of doubt, the Amended Finance Documents, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of the Plan:

1.	the RSA and Investment Agreement shall not have been terminated and shall remain in full force and effect;

2.	entry of the Confirmation Order and no stay of the Confirmation Order shall then be in effect;

3.	entry into the Amended Finance Documents (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date);

4.	issuance of the New Secured Notes and the New Seadrill Common Shares (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date);

5.	the effectiveness of any other applicable Definitive Documentation, subject to the consent and approval rights set forth in the RSA;

6.	the establishment and funding of the Professional Fee Escrow Account;

7.	payment of the Bank CoCom and Agents’ reasonable and documented professional fees and expenses incurred and unpaid as of the Effective Date;

8.	payment of the Commitment Parties’ reasonable and documented professional fees and expenses incurred and unpaid as of the Effective Date;

9.	payment of the reasonable and documented fees and expenses incurred and unpaid as of the Effective Date of each of the members of the Committee (excluding DSME and SHI but, for the avoidance of doubt, not including the fees and expenses of professionals retained by the Committee pursuant to section 327 of the Bankruptcy Code), which amounts shall be paid from and deducted from the Unsecured Pool Cash;

10.	payment of the Newbuild Settlement Cash (paid $7 million to DSME and $10 million to SHI);

11.	payment of the New Commitment Party Closing Payment to the New Commitment Parties in accordance with the Investment Agreement;

12.	all requisite governmental authorities and third parties will have approved or consented to the Restructuring Transactions, to the extent required; and

13.	entry of an order in the Bermuda Dissolution Proceedings by the Bermuda Court recognizing the Confirmation Order.

B.	Waiver of Conditions Precedent

The Debtors, with the prior written consent of the Required Consenting Parties and the Committee (such consent not to be unreasonably withheld), may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time or as otherwise provided in the RSA or Investment Agreement, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan; provided that Article IX.A.10 of the Plan shall not be waivable without the consent of each of the Newbuild Counterparties. The failure of the Debtors or Reorganized Debtors, as applicable, or the Required Consenting Parties or the Committee, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

C.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur on or before the termination of the RSA or the Investment Agreement, then: (1) the Plan will be null and void in all respects; (2) nothing contained in the Plan, the Disclosure Statement, the Investment Agreement, or the RSA shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the RSA and Investment Agreement that survive termination of those agreements (each, according to its terms) shall remain in effect in accordance with the terms thereof.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to the limitations and terms contained in the Plan, the RSA, the Investment Agreement, and the approval rights of the Required Consenting Parties set forth therein, the Debtors reserve the right to (1) amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein, in accordance with the Bankruptcy Code and the Bankruptcy Rules; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, the RSA, and the Investment Agreement, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein. The Debtors must also seek written consent from the Committee and the Required Consenting Parties for any modifications to the Plan prior to the Effective Date, which consent will not be unreasonably withheld.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the RSA and the approval rights of the Required Consenting Parties set forth therein and the Investment Agreement and the approval rights of the Commitment Parties set forth therein, to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation

Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the RSA and the Investment Agreement that survive termination of those agreements (each, according to its terms) shall remain in effect in accordance with the terms thereof. The Debtors must give the Committee and the Bank CoCom two business days’ advance notice prior to withdrawing the Plan.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.    resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.    ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.    enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.    grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10.    hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan and the Confirmation Order; or (d) related to section 1141 of the Bankruptcy Code;

11.    decide and resolve all matters related to the issuance of the New Secured Notes and the New Seadrill Common Shares;

12.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

13.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

14.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

15.    enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16.    enforce all orders previously entered by the Bankruptcy Court; and

17.    hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided that such agreements and other documents shall be consistent in all material respects with the terms and conditions of the RSA and Investment Agreement, including the condition that such documents be in form and substance reasonably acceptable to the Required Consenting Parties and the Committee. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

Except to the extent provided herein, on the Effective Date, the current and former members of the Committee, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases and the Committee shall dissolve; provided, however, that following the Effective Date, the Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (1) pursuing claims and final fee applications filed pursuant to sections 330 and 331 of the Bankruptcy Code; (2) any appeals of the Confirmation Order; (3) any appeals to which the Committee is a named party; and (4) any adversary proceedings or contested matters as to the Effective Date to which the Committee is a named party.

Following the completion of the Committee’s remaining duties set forth above, the Committee shall be dissolved, and the retention or employment of the Committee’s respective attorneys, accountants and other agents shall terminate.

E.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each such Entity.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors

Seadrill Limited

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HM 08, Bermuda

Attention: Georgina Sousa

with copies for information only (which shall not constitute notice) to:

Seadrill Management Ltd.

(Corporate Headquarters)

2nd Floor

Building 11

Chiswick Business Park

566 Chiswick High Road

London W4 5YS

United Kingdom

Attn: Chris Edwards

Counsel to Debtors

Kirkland & Ellis LLP

Kirkland & Ellis International LLP

609 Main Street

Houston, Texas 77002

Attn.:     Brian E. Schartz

Kirkland & Ellis LLP

Kirkland & Ellis International LLP

300 North LaSalle

Chicago, Illinois 60654

Attn.:     James H.M. Sprayregen, P.C.

              Anup Sathy, P.C.

              Ross M. Kwasteniet, P.C.

              Adam C. Paul

United States Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, Texas 77002 Attn.: Hector Duran Stephen D. Statham

H.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the RSA and Investment Agreement, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Plan Supplement

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://cases.primeclerk.com/Seadrill or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

K.	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the RSA and the Investment Agreement and in form and substance reasonably satisfactory to the Required Consenting Parties and the Committee. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, consistent with the terms set forth herein; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the RSA, the Investment Agreement or papers Filed prior to the Confirmation Date.

O.	Creditor Default

An act or omission by a holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

[Remainder of Page Intentionally Left Blank.]

Dated: April 16, 2018	SEADRILL LIMITED on behalf of itself and all other Debtors

/s/ Mark Morris
Mark Morris Chief Financial Officer Seadrill Management Ltd.

Exhibit A

List of Debtors

#	Debtor	#	Debtor
1.	Seadrill Americas, Inc.	44.	Seadrill Freedom Ltd.
2.	Sevan Drilling North America LLC	45.	Seadrill GCC Operations Ltd.
3.	Seadrill Limited	46.	Seadrill Gemini Ltd.
4.	North Atlantic Drilling Ltd.	47.	Seadrill Global Services Ltd.
5.	Sevan Drilling Limited (Bermuda)	48.	Seadrill Gulf Operations Neptune LLC
6.	Eastern Drilling AS	49.	Seadrill Indonesia Ltd.
7.	North Atlantic Alpha Ltd.	50.	Seadrill International Resourcing DMCC
8.	North Atlantic Crew AS	51.	Seadrill Jack Up Holding Ltd.
9.	North Atlantic Crewing Ltd.	52.	Seadrill Jack Up I B.V.
10.	North Atlantic Drilling UK Ltd.	53.	Seadrill Jack Up II B.V.
11.	North Atlantic Elara Ltd.	54.	Seadrill Jupiter Ltd.
12.	North Atlantic Epsilon Ltd.	55.	Seadrill Labuan Ltd.
13.	North Atlantic Linus Charterer Ltd.	56.	Seadrill Libra Ltd.
14.	North Atlantic Management AS	57.	Seadrill Management (S) Pte. Ltd.
15.	North Atlantic Navigator Ltd.	58.	Seadrill Management AME Ltd.
16.	North Atlantic Norway Ltd.	59.	Seadrill Management Ltd.
17.	North Atlantic Phoenix Ltd.	60.	Seadrill Neptune Hungary Kft.
18.	North Atlantic Support Services Limited	61.	Seadrill Newfoundland Operations Ltd.
19.	North Atlantic Venture Ltd.	62.	Seadrill Nigeria Operations Ltd.
20.	Scorpion Drilling Ltd.	63.	Seadrill Offshore AS
21.	Scorpion Intrepid Ltd.	64.	Seadrill Offshore Malaysia Sdn. Bhd.
22.	Scorpion Servicos Offshore Ltda	65.	Seadrill Offshore Nigeria Limited
23.	Scorpion Vigilant Ltd.	66.	Seadrill Operations de Mexico, S. de R.L. de C.V.
24.	Sea Dragon de Mexico S. de R.L. de C.V.	67.	Seadrill Orion Ltd.
25.	Seadrill Abu Dhabi Operations Limited	68.	Seadrill Pegasus (S) Pte. Ltd.
26.	Seadrill Angola, Lda.	69.	Seadrill Prospero Ltd.
27.	Seadrill Aquila Ltd.	70.	Seadrill Saturn Ltd.
28.	Seadrill Ariel Ltd.	71.	Seadrill Servicos de Petroleo Ltda
29.	Seadrill Brunei Ltd.	72.	Seadrill Telesto Ltd.
30.	Seadrill Callisto Ltd.	73.	Seadrill Tellus Ltd.
31.	Seadrill Capital Spares Pool AS	74.	Seadrill Tucana Ltd.
32.	Seadrill Carina Ltd.	75.	Seadrill UK Ltd.
33.	Seadrill Castor Ltd.	76.	Sevan Brasil Ltd.
34.	Seadrill Castor Pte. Ltd.	77.	Sevan Driller Ltd.
35.	Seadrill Cressida Ltd.	78.	Sevan Drilling Limited (UK)
36.	Seadrill Deepwater Charterer Ltd.	79.	Sevan Drilling Pte. Ltd.
37.	Seadrill Deepwater Crewing Ltd.	80.	Sevan Drilling Rig II AS
38.	Seadrill Deepwater Units Pte. Ltd.	81.	Sevan Drilling Rig II Pte. Ltd.
39.	Seadrill Dorado Ltd.	82.	Sevan Drilling Rig V AS
40.	Seadrill Draco Ltd.	83.	Sevan Drilling Rig V Pte. Ltd.
41.	Seadrill Eclipse Ltd.	84.	Sevan Drilling Rig VI AS
42.	Seadrill Eminence Ltd.	85.	Sevan Louisiana Hungary Kft.
43.	Seadrill Far East Limited	86.	Sevan Marine Servicos de Perfuracao Ltda